Exhibit 4.16

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS

OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE

IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of December 8, 2025 (the “Effective Date”), by and between IMMUTEP S.A.S., a company having an address at Parc Les Algorithmes, Bâtiment 7 - Le Pythagore, Route de l’Orme - RD128, 91190 SAINT-AUBIN, France (“Immutep”) and DR. REDDY’S LABORATORIES S.A, a company organized under the laws of Switzerland having an address at Grosspeteranlage 29, 4052 Basel, Switzerland, and its Affiliates (“Dr. Reddy’s”). Immutep and Dr. Reddy’s may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Immutep, a biotechnology company, owns or controls certain patents, know-how, and other intellectual property relating to its proprietary product EFTILAGIMOD ALFA (“Efti”), a LAG-3 (Lymphocyte-Activation Gene 3) protein and a MHC II agonist being developed for the treatment of certain types of cancer;

WHEREAS, Dr. Reddy’s, a specialty pharmaceutical company, possesses substantial resources and expertise in the commercialization, distribution, and sale of pharmaceutical products in the Dr. Reddy’s Territory (as defined below); and

WHEREAS, Dr. Reddy’s wishes to obtain, and Immutep wishes to grant Dr. Reddy’s, an exclusive license to develop, register, market, promote, import, distribute, and sell the Product in the Field (as such terms are defined below) in the Dr. Reddy’s Territory, subject to the terms and conditions included herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Immutep and Dr. Reddy’s hereby agree as follows:

1.	DEFINITIONS

1.1.

“Affiliate” means, with respect to a Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.

CONFIDENTIAL

1.2.

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, ordinances, judgments, decrees, directives, injunctions, orders, permits (including BLAs (as defined below)) of or from any court, Regulatory Authority or Governmental Authority (as such terms are defined below) having jurisdiction over or related to the subject item.

1.3.	“Arising Know-How” has the meaning set forth in Section 9.1.

1.4.	“Arising Patents” has the meaning set forth in Section 9.1.

1.5.	“Arising Technology” means the Arising Know-How and the Arising Patents.

1.6.	“Auditor” has the meaning set forth in Section 8.4.

1.7.

“Biosimilar” means, with respect to a given Product in a particular country, any product that (a) contains the same biologically active component(s) as such Product; (b) is approved in such country by the Regulatory Authority of such country as a biosimilar to such Product; and (c) is approved by an expedited or abbreviated process that relies in whole or in part on safety and efficacy data generated for the Regulatory Approval of the Product.

1.8.

“BLA” means (a) a biologicals license application (as described in 21 C.F.R. §601.2, including any amendments or supplements thereto) or (b) its foreign equivalent (or any successor application having substantially the same function) with all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.

1.9.

“BLA Approval” means an approval of a BLA by the applicable Regulatory Authority for marketing and sale of the Product in the applicable country or jurisdiction, but excluding, for clarity, any Pricing and Reimbursement Approval.

1.10.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) a day that is a legal holiday in Saint-Aubin and Basel, Switzerland, or (iii) any other day on which banks in Saint-Aubin and Basel, Switzerland are required to be closed.

1.11.	“CMC” means chemistry, manufacturing and controls.

1.12.

“CMC Data” means any data included in the “Chemistry, Manufacturing and Controls” portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to the Product in any country in the world.

1.13.	“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.14.	“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.15.	“Clinical Study” or “Clinical Studies” means any human clinical study of the Product.

1.16.	“Claim” has the meaning set forth in Section 11.3.

2.

CONFIDENTIAL

1.17.

“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Product to customers) of the Product, including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting and filling Product orders) and distribution. “Commercialize” and “Commercializing” have correlative meanings.

1.18.	“Commercialization Plan” has the meaning set forth in Section 5.2.

1.19.

“Commercialization Term” means the period commencing on the First Commercial Sale of the Product giving rise to Net Sales and ending upon the later of (a) the expiration of the last Valid Claim of any Immutep Patents; or (b) fifteen (15) years after the First Commercial Sale of the Product in the last country within the Dr. Reddy’s Territory. The Commercialization Term can be extended pursuant to a written agreement mutually executed by both Parties.

1.20.

“Commercially Reasonable Efforts” means, with respect to a Party and its obligations under this Agreement, those commercially reasonable efforts and resources consistent with the usual practices of a similarly situated company for the development and commercialization of a pharmaceutical product, which is at a similar stage of research, development, or commercialization, taking into account that product’s profile of efficacy and safety; proprietary position, including patent and regulatory exclusivity; regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; present and future market and commercial potential, including competitive market conditions, expected or actual profitability, and all other relevant factors, including technical, legal, scientific, and/or medical factors. Commercially Reasonable Efforts requires that a Party: (a) at a minimum establish a plan to achieve objectives and assign specific responsibilities for the achievement of that plan and (b) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.21.	“Compound” means Immutep’s proprietary compound known as EFTILAGIMOD ALFA or Efti, a LAG-3 (Lymphocyte-Activation Gene 3) protein that is an MHC Class II agonist.

1.22.	“Confidentiality Agreement” means that certain Confidentiality Agreement between Immutep and Dr. Reddy’s effective as of February 20, 2025 as amended.

1.23.

“Confidential Information” means all Know-How and other scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Immutep Technology will be deemed Immutep’s Confidential Information.

3.

CONFIDENTIAL

1.24.

“Control” or “Controlled” means, with respect to any Patent, Know-How or other intellectual property or with respect to any Regulatory Filing, information, documents or materials, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by Immutep to Dr. Reddy’s pursuant to this Agreement) of Immutep to grant access, a license, or a sublicense, or to otherwise disclose, of or under such Patent, Know-How, intellectual property, Regulatory Filing, information, documents or materials to Dr. Reddy’s, in each case, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party (as defined below). Notwithstanding the foregoing, Know-How, Patents, or other intellectual property owned or in-licensed by a Third Party that becomes an Affiliate of Immutep after the Effective Date as a result of a Change of Control will only be “Controlled” by Immutep hereunder if such Know-How, Patents, or other intellectual property are (a) Controlled by Immutep or its pre-existing Affiliates prior to such acquisition, or (b) actually used by Immutep or its Affiliates for the performance of its obligations or exercising its rights under this Agreement after such acquisition.

1.25.

“Core Dossier” means the information and Data for the Product in CTD format and as registered with the FDA or European Medicines Agency (EMA) (pertaining to manufacturing site information, labelling components and any other document required for Dr. Reddy’s to compile the regional CTD module 1) containing the safety, efficacy, quality, non-clinical and clinical data, chemistry and manufacturing control data and communications with the applicable Regulatory Authority for the Product.

1.26.

“Cost of Goods” means, with respect to the Product, the fully burdened cost to manufacture and supply such Product, which means: (a) in the case of products and services acquired from Third Parties, payments made to such Third Parties plus any reasonable and justifiable indirect and out-of-pocket costs, if any, incurred by Immutep in connection with providing the Product to Dr. Reddy’s, including any quality assurance, quality control (including technical and compliance oversight and documentation/data review), supply chain management costs, any and all applicable taxes, duties, assessments, and other charges and expenses imposed by any Governmental Authority in connection with the supply and transfer of Product to Dr. Reddy’s as adjusted for rebates and refunds; and (b) in the case of manufacturing services performed by Immutep or its Affiliates, including those manufacturing services to support products and services acquired from Third Parties as contemplated in subsection (a), the actual unit costs of manufacture, and other costs specifically provided for in this Section 1.26. Actual unit costs shall consist of direct material costs, direct labor costs, and manufacturing overhead directly attributable to such Product. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon, customs duties and charges levied by government authorities resulting from the manufacture, importation, shipment, or sale of Product to Dr. Reddy’s as adjusted for rebates and refunds, and all costs of packaging components. Direct labor costs shall include (i) costs associated with employees working in manufacturing and packaging of such Product and engaged in direct manufacturing activities for the Dr. Reddy’s Territory; (ii) amounts paid to Third Parties for manufacturing services or for the acquisition of Third Party manufacturing products and services; and (iii) costs, including personnel and Third Party costs, associated with direct quality control and quality assurance activities and supply chain management in providing the Product to Dr. Reddy’s. Such direct costs shall exclude any additional allocation or attributions to manufacturing overhead attributable to the Product. The Cost of Goods will be determined by Immutep on an annual basis and will apply to all Product ordered by Dr. Reddy’s in purchase orders submitted during each Calendar Year. The initial Cost of Goods to date is provided in Exhibit B, which exhibit shall be updated accordingly by Immutep. Immutep will provide the updated Cost of Goods to Dr. Reddy’s prior to the beginning of each Calendar Year.

4.

CONFIDENTIAL

1.27.

“Cover(s)(ed)(ing)” shall mean, with respect to a particular item or method and a particular country, any Patent, that but for a license under or ownership right in such Patent, the formulation, manufacture, use, offer for sale, sale, or importation of such item or the practice of such method would infringe a Valid Claim of such Patent (assuming, in the case of pending patent applications, that such pending patent applications were issued Patents as of the date of such evaluation) in such country on the date of such formulation, manufacture, use, offer for sale, sale, or importation.

1.28.

“Data” means any and all scientific, technical, test, marketing, or sales data pertaining to the Product that is generated by or on behalf of Immutep, Dr. Reddy’s, or their respective Affiliates, Licensee and sublicensees, including research data, clinical pharmacology data, pre-clinical data, clinical data, CMC Data (including analytical and quality control data and stability data), clinical study reports, or submissions made in association with an IND, Regulatory Filing or BLA (Biologics License Application) with respect to the Product.

1.29.

“Development”, “Developing” or “Develop” means, with respect to the Product, the research and development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, maintaining, or expanding a Regulatory Approval, including but not limited to all activities related to pharmacokinetic profiling, design and conduct of pre-clinical development, non-clinical development, pre-clinical studies, in vitro studies, Clinical Studies, other studies and scientific activities ordinarily conducted in the pharmaceutical industry as a prerequisite to or in connection with a Clinical Study, regulatory affairs, statistical analysis, report writing and Regulatory Filing creation and submission.

1.30.	“Development Plan” has the meaning set forth in Section 4.2.

1.31.	“Dr. Reddy’s Indemnitee” has the meaning set forth in Section 11.1.

1.32.

“Dr. Reddy’s Territory” means all markets worldwide excluding the countries of the Immutep Territory, and excluding any country or countries in the Dr. Reddy’s Territory terminated in accordance with Section 4.6 and except for any country or countries in Dr. Reddy’s Territory for which the license is terminated in Section 13.2(d).

1.33.	“Executive Officers” means the President of Immutep, or his/her designee, and the Chief Executive Officer of Dr. Reddy’s, or his/her designee.

1.34.

“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.

5.

CONFIDENTIAL

1.35.	“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.36.	“FDA” means the U.S. Food and Drug Administration or its successor.

1.37.	“Field” means the treatment of oncology diseases.

1.38.

“First Commercial Sale” means, on a country-by-country basis, the first arms’-length sale of the Product in a country of the Dr. Reddy’s Territory by Dr. Reddy’s or its Affiliates or Sublicensees to a Third Party after Regulatory Approval for such Product has been obtained in such country, but excluding any sales under an Expanded Access Program (EAP), NPP (Named Patient Program), CUP (Compassionate Use Program) or similar program.

1.39.

“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.40.	“ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.41.

“IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.42.	“Immutep Indemnitee” has the meaning set forth in Section 11.2.

1.43.

“Immutep Know-How” means all Know-How (including any Know-How included in the Product Dossier and Arising Know-How) that Immutep Controls as of the Effective Date or during the Term and that is necessary or reasonably useful for the use, importation, offer for sale, or sale of the Compound or Product in the Field in the Dr. Reddy’s Territory.

1.44.

“Immutep Patents” means all Patents (including Arising Patents) in the Dr. Reddy’s Territory that Immutep Controls as of the Effective Date or during the Term that Cover the Compound or Product in the Field in the Dr. Reddy’s Territory (considering patent applications to be issued with the then-pending claims). The Immutep Patents existing as of the Effective Date are set forth in Exhibit C.

1.45.	“Immutep Technology” means the Immutep Know-How and the Immutep Patents.

1.46.

“Immutep Territory” means USA, Canada, Europe, Japan and Greater China. For purposes of this Agreement, “Europe” includes the countries geographically located in Europe (including, without limitation, the countries of the European Union, and the United Kingdom), but excluding the Russian Federation and the countries comprising the Commonwealth of Independent States (CIS), namely Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan). Parties retain the right to mutually discuss the inclusion/ exclusion of Ukraine in/from the definition of Immutep Territory.

6.

CONFIDENTIAL

1.47.	“Indemnitee” has the meaning set forth in Section 11.3.

1.48.	“Indemnitor” has the meaning set forth in Section 11.3.

1.49.	“Indication” means a specific disease or condition for which the Product is indicated for treatment by the applicable Regulatory Authority in the relevant country or jurisdiction.

1.50.

“Inventions” means all discoveries and inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of or as a result of activities contemplated by this Agreement.

1.51.	“JSC” has the meaning set forth in Section 3.1.

1.52.

“Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, expertise, and other technology applicable to development, registration, use, or marketing or to methods of assaying or testing them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise, and information relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, developing, the Product. “Know-How” excludes Patents and manufacturing know-how for the Compound or Product.

1.53.	“Licensee” shall mean any Third Party to whom Immutep has granted a license to Develop, manufacture, and Commercialize the Compound or Product in the Immutep Territory.

1.54.	“Losses” has the meaning set forth in Section 11.1.

1.55.	“Major Country” or “Major Countries” shall mean any of South Korea, Brazil, India, or Australia.

1.56.

“Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Product, including by way of example: (a) activities of medical scientific liaisons who, among their other functions, may: (i) conduct service based medical activities including providing input and assistance with consultancy meetings, proposing investigators for clinical trials sponsored or co-sponsored by a Party or Affiliate, and providing input in the design of such trials and other research related activities; and/or (ii) deliver non-promotional communications and conduct non-promotional activities; (b) grants to support continuing medical education, symposia, or Third Party research related to the Product; (c) development, publication, and dissemination of publications relating to the Product; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email; (e) conducting advisory board meetings, international advisory board activities, or other consultant programs, including the engagement of key opinion leaders and health care professionals in individual or group advisory and consulting arrangements; and (f) the evaluation of applications submitted to Dr. Reddy’s for support of investigator-initiated trials. All medical and scientific activities conducted under this Agreement shall remain non-promotional in nature, be performed under the supervision of medically qualified personnel, and comply with all Applicable Laws.

7.

CONFIDENTIAL

1.57.	[***].

1.58.

“Net Sales” means, with respect to the Product, the gross amount invoiced for the sale of such Product by or on behalf of Dr. Reddy’s or its Affiliates or Sublicensees to a Third Party, less the following deductions to the extent actually taken and included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Dr. Reddy’s or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a) normal and customary trade, cash, and quantity discounts;

(b) credits or allowances given or made for rejection or return of previously sold Product or for retroactive price reductions and billing errors;

(c) rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d) costs of freight, carrier insurance, or other transportation or delivery charges to the extent included as separate items in the gross invoiced amount; and

(e) taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.

Upon any sale or other disposition of the Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’ length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price of the relevant Product in arm’s length transactions during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products (average sales price to be measured as the aggregate Product Net Sales divided by the aggregate number of units sold in such country during the applicable period).

8.

CONFIDENTIAL

Net Sales shall be calculated and accounted for in accordance with IFRS Standards accounting standards during the Term, consistently applied. In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of the Product between Dr. Reddy’s and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.

The supply of Product as samples, for use in non-clinical or Clinical Studies or for use in any test or studies reasonably necessary to comply with any Applicable Laws shall not be included in the computation of Net Sales, so long as Dr. Reddy’s, its Affiliates, and Sublicensees do not receive payment for such Product in excess of the transfer price paid by Dr. Reddy’s to Immutep for such Product pursuant to the Supply Agreement, as set forth in Section 6.1.

If following the Effective Date, the Product is sublicensed by Dr. Reddy’s to a Third Party, then Net Sales shall include (i) any upfront payment or milestone payments received by Dr. Reddy’s from the Sublicensee on such sublicense transaction; and (ii) the Net Sales of the Sublicensee.

1.59.

“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, provisional patent applications and patent applications, and (b) any renewals, divisions, or continuations (in whole or in part) of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.60.	“Pharmacovigilance Agreement” has the meaning set forth in Section 4.10.

1.61.

“Pricing and Reimbursement Approval” means, with respect to the Product, the approval, agreement, determination, or decision of any applicable Governmental Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction.

1.62.

“Product” means the pharmaceutical product containing the Compound, in all forms, formulations, and presentations, including fixed dose combinations. For clarity, nothing in this Agreement confers rights to Dr. Reddy’s to any active ingredient Controlled by Immutep or any of its Affiliates other than the Compound. Exhibit A sets forth a description of the dosage form of the Product as at the Effective Date.

1.63.	“Product Dossier” has the meaning set forth in Section 4.7(a).

1.64.	“Product Dossier Documentation” has the meaning set forth in Section 4.7(a).

1.65.	“Product Infringement” has the meaning set forth in Section 9.3(a).

1.66.	“Product Mark” means any trade names, trade dresses, branding, and logos for the Commercialization of the Product in the Field, including the Immutep Product Marks.

9.

CONFIDENTIAL

1.67.

“Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.68.	“Recall” has the meaning set forth in Section 4.13.

1.69.

“Regulatory Approval” means, with respect to a country or jurisdiction, any and all approvals (including BLA Approval, and Pricing and Reimbursement Approval, if applicable), licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a Product in such country or jurisdiction.

1.70.

“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including where applicable the FDA. For countries where Pricing and Reimbursement Approval is required, Regulatory Authority shall also include any Governmental Authority whose grant of Pricing and Reimbursement Approval of the Product is required.

1.71.

“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, development, manufacture, or commercialization of the Product made to or received from any Regulatory Authority in a given country, including any INDs and BLAs.

1.72.

“Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities. Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.73.	“SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent, as applicable.

1.74.

“Sublicensee” means a Third Party to whom Dr. Reddy’s grants a sublicense pursuant to this Agreement to use, import, promote, offer for sale, or sell the Product in the Field in the Dr. Reddy’s Territory, beyond the mere right to purchase the Product from Dr. Reddy’s and its Affiliates, and excluding wholesalers and full-service distributors that do not promote the sale of the Product, and other similar physical distributors. In no event shall Immutep or any of its Affiliates be deemed a Sublicensee.

1.75.	“Term” has the meaning set forth in Section 13.1.

1.76.	“Third Party” means any entity that is not Immutep or Dr. Reddy’s or an Affiliate of Immutep or Dr. Reddy’s.

10.

CONFIDENTIAL

1.77.

“Valid Claim” shall mean (a) a claim of an issued and unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (b) a claim of a pending application for a Patent that is being prosecuted diligently and in good faith, that is not pending more than ten (10) years after the date of filing of the earliest patent application from which such claim is entitled to claim priority, and has not been finally canceled, withdrawn, abandoned, or rejected by an administrative agency action from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal.

2.	GRANT OF LICENSES

2.1 License Granted to Dr. Reddy’s. Subject to the terms and conditions of this Agreement, Immutep hereby grants to Dr. Reddy’s, during the Term, an exclusive, royalty-bearing license, with the right to grant sublicenses solely as provided in Section 2.2, under the Immutep Technology to Develop (subject to Section 2.3), register, use, promote, pack, re-pack, label, sell, offer for sale, import, and otherwise Commercialize the Product in the Field in the Dr. Reddy’s Territory. The license grant shall include a right of reference as set out in Section 4.8.

2.2 Sublicenses; Subcontracting. Dr. Reddy’s shall have the right to grant sublicenses under the license granted to it in Section 2.1:

(a) to an Affiliate of Dr. Reddy’s without providing any written notice to Immutep;

(b) to a Third Party in any country in the Dr. Reddy’s Territory with Immutep’s prior express written consent, at Immutep’s reasonable discretion, to be given on a case-by-case basis and such consent should not be unreasonably withheld.

All sublicenses granted under the licenses granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and shall provide that any such Sublicensee shall not further sublicense except with the prior written consent of Immutep. Dr. Reddy’s shall ensure that each agreement with a Sublicensee grants Immutep all rights with respect to Regulatory Filings made or generated by such Sublicensee as if such Regulatory Filings were made or generated by Dr. Reddy’s. Dr. Reddy’s shall be liable and responsible for the acts and omissions of its Affiliates and Sublicensees and for compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement. In addition, Dr. Reddy’s may engage one or more subcontractors to perform any of its obligations or exercise any of its rights under this Agreement; provided, however, that Dr. Reddy’s will remain fully liable and responsible to Immutep for all actions or omissions of its subcontractors under this Agreement as though such actions or omissions were made by Dr. Reddy’s itself, and (ii) any subcontracting agreement shall be compliant with the terms and conditions of this Agreement.

11.

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2.3 Retained Rights. Immutep hereby expressly retains:

(a) the right under the Immutep Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates, licensees, or subcontractors;

(b) the non-exclusive right to Develop (including the performance of Clinical Studies) the Compound and Product in the Dr. Reddy’s Territory; and

(c) all rights to practice, and to grant licenses under, the Immutep Technology outside of the scope of the license granted in Section 2.1, including (i) the exclusive right to make and have made the Compound and Product anywhere in the world, (ii) the exclusive right to Develop and Commercialize the Compound and Product outside of the Dr. Reddy’s Territory; and (iii) the exclusive rights to practice the Immutep Patents and Immutep Know-How with respect to compounds and products other than the Compound and Product anywhere in the world.

2.4 No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party. Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.5 Third Party Licenses.

(a) Dr. Reddy’s shall as soon as practicable notify Immutep if it becomes aware of any Third Party Patent or Know-How that is necessary or reasonably useful to make, have made, use, sell, offer for sale, or import the Compound or Product in the Field, and Immutep shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party under such Know-How or Patent.

(b) If Immutep enters into any agreement with a Third Party after the Effective Date that includes a license from such Third Party to Immutep under any Know-How or Patents that are necessary to use, sell, offer for sale, or import the Product for any Indication in a country of the Dr. Reddy’s Territory, then Immutep shall notify Dr. Reddy’s and identify the relevant Know-How or Patents and provide Dr. Reddy’s with the substantive terms of the applicable Third Party license agreement (subject to reasonable redactions with respect to Confidential Information and other commercially sensitive information), in each case to the extent applicable to the rights that would be sublicensed to Dr. Reddy’s. Such Know-How and Patents, to the extent falling within the definition of Immutep Technology, will be Controlled by Immutep and sublicensed to Dr. Reddy’s, only upon Dr. Reddy’s acknowledging in writing that its sublicense under such license agreement is subject to the terms and conditions of such license agreement and that Dr. Reddy’s agrees to bear the costs for such Third Party license to the extent such costs incur in relation to the Dr. Reddy’s Territory, subject to Dr. Reddy’s right under Section 7.4(b)(i) to deduct from the royalty payment that would otherwise have been due pursuant to Section 7.4(a), an amount equal to [***] of the costs paid by Dr. Reddy’s to such Third Party pursuant to such license. For clarity, to the extent any such agreement with a Third Party is with respect to Know-How and Patents pertaining to the use, sale, offer for sale, or import or other Commercialization of the Product in the Field and Immutep has entered into such Agreement prior to the Effective Date, Immutep shall be responsible for all of the payments that would be owed under such license agreement as a result of Immutep’s granting a sublicense to Dr. Reddy’s or Dr. Reddy’s’ practice thereunder.

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2.6 License Grant to Immutep. Subject to the terms and conditions of this Agreement, Dr. Reddy’s hereby grants to Immutep, a transferrable, sublicensable (through multiple tiers), non-exclusive, royalty-free, fully paid-up, and irrevocable right and license under Dr. Reddy’s Arising Know-How to use, research, Develop and Commercialize the Compound and the Product in the Immutep Territory.

3.	GOVERNANCE

3.1 Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”), composed of an equal number of up to two (2) senior employees of each Party, to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement. The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body. The JSC shall in particular:

(a) review Immutep’s Development, medical and marketing activities to the extent relevant for the Development and Commercialization of the Compound or Product in the Dr. Reddy’s Territory;

(b) review and discuss any market research, competitive intelligence reports, conference presentations or publications prepared or conducted by Immutep to the extent relevant for the Commercialization of the Product in the Dr. Reddy’s Territory;

(c) review and discuss the Commercialization Plan and the progress of the Commercialization of the Product in the Dr. Reddy’s Territory;

(d) review and discuss the Development Plan for the Dr. Reddy’s Territory, including proposed updates or amendments thereto;

(e) review and discuss Dr. Reddy’s Development activities under the Development Plan;

(f) monitor and coordinate regulatory actions and pharmacovigilance and safety matters for the Product in the Dr. Reddy’s Territory

(g) review the manufacturing and supply short and long term needs for the Dr. Reddy’s Territory and the available manufacturing capacities of Immutep;

(h) establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement; and

(i) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

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3.2 JSC Membership and Meetings.

(a) Committee Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members. The JSC chairperson shall alternate, on a one (1) Calendar Year basis, between one of the representatives appointed by Immutep and one of the representatives appointed by Dr. Reddy’s. The chairperson shall prepare and circulate agendas to JSC members at least seven (7) days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the chairperson and circulated to JSC members within thirty (30) days after such meeting. Any decisions taken by the JSC shall be documented in the meeting minutes of the respective JSC meeting. In the 2026 Calendar Year, the JSC chairperson shall be a representative appointed by Immutep.

(b) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than quarterly until the First Commercial Sale in the Dr. Reddy’s Territory followed by twice per Calendar Year thereafter, unless otherwise agreed. The first JSC meeting shall be held within forty five (45) days after the Effective Date. JSC meetings may be held in person or by audio or video teleconference. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the scope of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting. Such ad hoc meeting shall be convened no later than fifteen (15) days following the notification date of request that such meeting be held or at such time as may be mutually agreed by the Parties.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3 Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within thirty (30) days after such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Executive Officers. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then, subject to good faith consideration of the views of Dr. Reddy’s, Immutep shall have the final decision-making authority on all matters to be decided by the JSC, except that, subject to good faith consideration of the views of Immutep and the interests of Immutep with respect to the Immutep Territory, Dr. Reddy’s shall have the final decision-making authority on issues related to the local Development and Commercialization of the Product in the Dr. Reddy’s Territory only to the extent of activities conducted by Dr. Reddy’s (and to the extent not prohibited by Applicable Laws or contrary to the terms of this Agreement); provided that Dr. Reddy’s may not decide a matter in a manner that could materially and adversely affect the Development or Commercialization of the Compound or Product in the Immutep Territory.

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3.4 Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

3.5 Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of (a) the Parties mutually agree to disband the JSC; or (b) Immutep provides written notice to Dr. Reddy’s of its intention to disband and no longer participate in the JSC. Once the Parties mutually agree or Immutep has provided written notice to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.6 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. Each Alliance Manager shall be permitted to attend meetings of the JSC, as appropriate and as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.

3.7 Key Opinion Leader Engagement and Regulatory Advocacy Support. Immutep shall, where reasonable and subject to Applicable Law, use reasonable efforts to assist Dr. Reddy’s in establishing and leveraging relationships with key opinion leaders (KOLs), including Product users and advocates, from early launch markets such as the United States, in order to support Dr. Reddy’s in their pre-launch and launch activities. Additionally, Immutep’s medical affairs team shall provide reasonable support in advocating for the Product during regulatory interactions and discussions in Major Countries on the request of, and with all reasonable travel and accommodation expenses borne by Dr. Reddy’s, including but not limited to Agência Nacional de Vigilância Sanitária (ANVISA), and the Therapeutic Goods Administration (TGA).

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4.	DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Development. As between the Parties, Immutep shall have the right to lead the global Development of the Compound and Product, including by performing Development activities (e.g., as part of global Clinical Studies) in the Dr. Reddy’s Territory. Subject to the terms and conditions of this Agreement, the following shall apply in respect of the Development of the Product in support of Commercialization in the Dr. Reddy’s Territory:

(a) Immutep shall include patients from certain countries of the Dr. Reddy’s Territory (envisaged to be India and South Korea), as agreed by the JSC, in Immutep’s global Clinical Studies at no additional cost to Dr. Reddy’s. Dr. Reddy’s will take Commercially Reasonable Efforts to assist with regulatory guidance without any cost to Immutep. The upfront and first two regulatory milestones shall be utlilized by Immutep to enable successful completion of Product Development for the purposes of the collaboration of the Parties under this Agreement and grant of license as per the terms of this Agreement.

(b) Dr. Reddy’s shall be responsible, at its own cost, for conducting additional local Clinical Studies, if such local Clinical Studies are specifically requested by Regulatory Authorities after submission of the data from global Clinical Studies conducted by Immutep, in accordance with the Development Plan. Dr. Reddy’s may not conduct any Development activities that are not set forth in the Development Plan.

(c) If Dr. Reddy’s intends to Develop the Product in other Indications in combination with its own or licensed PD-1 / PD-L1, or other own or in-licensed products for the Dr. Reddy’s Territory, and such Development activities are approved as part of the Development Plan, then Dr. Reddy’s will be responsible for conduct of such Clinical Studies at its own cost in accordance with the Development Plan.

4.2 Development Plan. As soon as reasonably practicable, but no later than three (3) months after the execution of this Agreement, the Parties shall prepare and present to the JSC for discussion and approval a reasonably detailed plan for the Development of the Product in the Field in the countries of the Dr. Reddy’s Territory (the “Development Plan”). Dr. Reddy’s will conduct Development activities solely to the extent required under Section 4.1(b) and 4.1(c) in respect of the Product in accordance with the Development Plan. Dr. Reddy’s may propose updates or amendments to the Development Plan at any time through submission to the JSC, and the JSC will review and discuss all such updates or amendments, and all such updates or amendments must be approved by the JSC. If Immutep, in good faith, believes that an activity set forth in the Development Plan presents a substantial risk of materially and adversely affecting the Development, manufacture, Commercialization, or other exploitation of the Product in the Field in the Immutep Territory, then the JSC shall propose and approve an update to the Development Plan that mitigates the likelihood of such risk.

4.3 Development Reports. Dr. Reddy’s will provide Immutep with written progress reports and summary updates of Development activities performed by Dr. Reddy’s solely to the extent of activities performed under Section 4.1(b) and 4.1(c) for the Product in the Field in the Dr. Reddy’s Territory on a quarterly basis. Immutep will provide Dr. Reddy’s with written progress reports and summary updates of Development activities for the Product in the Field in the Immutep Territory and Development activities for the Product lead by Immutep in the Dr. Reddy’s Territory on a quarterly basis.

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4.4 Development Records. Dr. Reddy’s will prepare and maintain complete, current, and accurate written records, accounts, notes, reports, and data (the “Development Records”) with respect to all Development activities conducted by or on behalf of Dr. Reddy’s solely to the extent of activities performed under Section 4.1(b) and 4.1(c) for the Product in sufficient detail, and in good scientific manner appropriate for patent and regulatory purposes in conformity with Applicable Law. Dr. Reddy’s will maintain the Development Records (where feasible, in electronic format) until the later of (a) the date that Dr. Reddy’s’ obligation to maintain such Development Records under Applicable Law expires or (b) the date that Applicable Law requires the purge of such Development Records; provided that, in either case ((a) or (b)), such date will be no earlier than seven years after the expiration of the completion of all activities under the Development Plan, and in all cases, all Development Records will be kept for as long as reasonably necessary to support the prosecution, maintenance, and enforcement of intellectual property rights. Immutep will have the right to inspect all Development Records during normal business hours and upon reasonable notice.

4.5 Compliance with Law; Audits.

(a) Compliance with Law. Dr. Reddy’s will perform all Development activities for the Product in a good scientific manner and in accordance with all governmental regulations concerning current GCP, GLP, and cGMP.

(b) Audits. During the Term, Immutep may conduct an annual independent audit of records, documents, data, informed consent forms, and other electronic or physical materials owned or controlled by Dr. Reddy’s in relation to the local Development activities to confirm compliance with this Agreement and Applicable Law. Prior to conducting any activities under this Section, Immutep will provide reasonable prior notice to Dr. Reddy’s, and Dr. Reddy’s will (A) grant reasonable access to its premises, records, staff, and equipment, and (B) provide reasonable assistance in the carrying out of an audit.

4.6 Regulatory Responsibilities and Diligence. As between the Parties, Immutep shall have the sole right and responsibility to obtain and maintain Regulatory Approvals for the Product in the Immutep Territory. Immutep and its Affiliates shall, and Immutep shall make Commercially Reasonable Efforts to procure that its Licensees shall, file the Product through the U.S. Food and Drug Administration’s Project Orbis initiative (regulatory filing initiative or pathway for simultaneous review process in Brazil, Australia, and Singapore along with the United States), subject to the eligibility and procedural requirements of the respective regulatory authorities. Dr. Reddy’s shall be responsible, at its own expense, and shall use Commercially Reasonable Efforts for the preparation and submission of all Regulatory Filings, and for obtaining all BLA Approvals and other Regulatory Approvals (including any Pricing and Reimbursement Approvals) from the applicable Regulatory Authorities in the Dr. Reddy’s Territory for the Commercialization of the Product. Immutep shall reasonably cooperate with Dr. Reddy’s and provide any existing and readily available documents to assist Dr. Reddy’s in the preparation of any Product BLA or Regulatory Approval action at Dr. Reddy’s reasonable request. Immutep shall be responsible for performing CMC related studies and activities at its own cost. If any additional CMC related studies or activities are specifically required for obtaining BLA Approval in a country of the Dr. Reddy’s Territory, Immutep will perform any such CMC related studies and activities at the request and at the cost of Dr. Reddy’s, and shall reasonably provide all necessary documents in order to enable Regulatory Filings in Dr. Reddy’s Territory, at the request and cost of Dr. Reddy’s. If Dr. Reddy’s decides not to seek BLA Approval in any specific country in the Dr. Reddy’s Territory within 12 months of receipt of Dossier, or if Dr. Reddy’s decides not to maintain BLA Approval in any specific country in the Dr. Reddy’s Territory within 6 months of receipt of such BLA Approval (e.g., because Dr. Reddy’s determines that it would not be commercially reasonable for it to do so), then, the license to Dr. Reddy under Section 2.1 and any sublicenses granted thereunder pursuant to Section 2.2 shall terminate, and all rights shall revert back to Immutep, for such country of the Dr. Reddy’s Territory.

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4.7 Product Dossier Transfer.

(a) Immutep shall provide Dr. Reddy’s with access to the Core Dossiers for the Product, and any amendments or updates thereto Controlled by Immutep (the “Product Dossier”) within 30 days of the Product Dossier, or any update or amendment thereto, being filed with FDA or EMA. Following the BLA Approval of the Product by FDA or EMA, Immutep shall provide a copy of the approved Product Dossier within thirty (30) days from such approval for each Indication (including any subsequent Indication in which the Product is approved). Furthermore, Immutep shall provide Dr. Reddy’s with a copy of all available Immutep Product Dossier Know-How to enable Dr. Reddy’s to prepare and submit BLAs for the Commercialization of the Product in the Dr. Reddy’s Territory as soon as reasonably practicable. “Immutep Product Dossier Know-How” shall mean (i) a copy of the available documentation (Product Dossier Documentation), and (ii) any other Data for the Product generated globally by Immutep and its Licensee(s) and manufacturing-related Know-How relating to the Product, in each case only if and to the extent necessary to obtain Regulatory Approval of the Product in any country in the Dr. Reddy’s Territory.

(b) If and to the extent a Core Dossier or Know-How included in a Core Dossier has been generated by or on behalf of a Licensee of Immutep for the following indications: [***], Immutep shall obtain the right from such Licensee to grant access to such Core Dossier and relating Know-How, and any amendments or updates thereto, to Dr. Reddy’s within a reasonable time, and at no additional cost.

(c) If and to the extent a Core Dossier or Know-How included in a Core Dossier has been generated by or on behalf of a Licensee of Immutep for an indication other than those set out in Section 4.7(b) above, Immutep shall use best efforts to obtain the right from such Licensee to grant access to such Core Dossier and relating Know-How, and any amendments or updates thereto, to Dr. Reddy’s within a reasonable time, and at no additional cost.

(d) If Dr. Reddy’s identifies any Immutep Product Dossier Know-How that has not been transferred and that is necessary to obtain Regulatory Approval of the Product in the Dr. Reddy’s Territory, Dr. Reddy’s shall notify Immutep in writing of such missing Immutep Product Dossier Know-How. Furthermore, Dr. Reddy’s shall also have the right to make reasonable inquiries of Immutep for further clarification and information in connection with the Product Dossier. Immutep shall provide Dr. Reddy’s with any such missing information to the extent available to Immutep or provide responses to Dr. Reddy’s other reasonable inquiries. With respect to any missing information or documents that is/are not available to Immutep, (i.e., that are not in the possession or Control of Immutep), the Parties shall cooperate in good faith and use Commercially Reasonable Efforts to create or obtain any such additional information or documentation in connection with such requests, at the request of Dr. Reddy’s and at no cost to Dr. Reddy’s.

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(e) For the avoidance of doubt, in no event shall Dr. Reddy’s be allowed to use the Product Dossier (or any Data or Know-How contained therein) or the Immutep Product Dossier Know-How for (i) the Development or Commercialization of products (including Biosimilar Products) other than the Product in the Dr. Reddy’s Territory or (ii) the Development or Commercialization of any product (including the Product and Biosimilar Products) in the Immutep Territory. Dr. Reddy’s shall not reverse engineer any materials supplied by Immutep or its Affiliates or Licensees to Dr. Reddy’s.

4.8 Dr. Reddy’s Right of Reference. To the extent necessary for Dr. Reddy’s to obtain Regulatory Approval of the Product in any country in the Dr. Reddy’s Territory, Immutep shall provide to Dr. Reddy’s a right of reference in accordance with Section 4.7, under the relevant Regulatory Approvals and Regulatory Filings. Upon request of Dr. Reddy’s, in respect of certificates or other formal or official attestations concerning the regulatory status of the Compound and/or Product in the Immutep Territory (including certificates of free sale, certificates for export, certificates to foreign governments), Immutep shall provide Dr. Reddy’s with same in accordance with its obligations set out in Section 4.7.

Dr. Reddy’s shall inform Immutep in advance in writing prior to making use of its right of reference as per Section 4.7. For the purposes of this Agreement, “right of reference” means the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation outside the U.S., as each may be amended.

4.9 Dr. Reddy’s Regulatory Information Sharing and Immutep’s Right of Reference.

(a) Dr. Reddy’s shall provide Immutep with copies of any Regulatory Filings prepared (including any drafts prior to filing), submitted, or received by Dr. Reddy’s in the Dr. Reddy’s Territory pertaining to the Product, and Immutep shall have the right to review and comment on drafts of such Regulatory Filings before filing, and Dr. Reddy’s shall consider any comments from Immutep in good faith. However, the final decision on such submission with the Regulatory Authority shall be with Dr. Reddy’s. Without limiting the generality of the foregoing, Dr. Reddy’s shall share with Immutep the following communications/correspondence with any Regulatory Authority: (i) summary of contact reports Dr. Reddy’s receives concerning substantive conversations or substantive meetings in the Dr. Reddy’s Territory with a Regulatory Authority with respect to the Product or if contacts with those Regulatory Authorities are made orally, to be reduced in writing; and (ii) documents related to regulatory milestones and dates (e.g., submission, validations, agency review questions, and agency opinions, and their equivalent). If any Regulatory Filing to be provided under this Section 4.9(a) was originally created in a language other than the English language, then upon Immutep’s request, Dr. Reddy’s shall provide an English translation along with the original document to Immutep. Dr. Reddy’s shall use Commercially Reasonable Efforts to grant to Immutep access and rights to use any such communications with any Regulatory Authority generated by or on behalf of any Sublicensee. Should Dr. Reddy’s fail to obtain such access and rights from any Sublicensee, Dr. Reddy’s shall not have the right to grant access or rights to such Sublicensee to any Regulatory Filing or right of reference granted to Dr. Reddy’s by Immutep pursuant to Section 4.8.

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(b) Dr. Reddy’s hereby grants to Immutep a right of reference to all Regulatory Filings and Regulatory Approvals (and the Data contained in such Regulatory Approvals and Regulatory Filings) pertaining to the Compound and Product and owned or otherwise controlled by Dr. Reddy’s in the Dr. Reddy’s Territory. Dr. Reddy’s shall use best efforts to also obtain the right to sublicense and grant to Immutep a right of reference to use any Regulatory Approvals and Regulatory Filings that relate to the Product (or the portions that relate to the Product) and are generated by or on behalf of any Sublicensee of Dr. Reddy’s. Immutep may use such right of reference (either for itself or through a Licensee) to seek, obtain, and maintain Regulatory Approval of the Product in the Immutep Territory, however, Immutep shall inform Dr. Reddy’s in advance in writing prior to use of such Regulatory Filings.

4.10 Adverse Event Reporting; Pharmacovigilance Agreement. As soon as reasonably practicable after the Effective Date but at least six (6) months prior to the First Commercial Sale or the initiation of any Clinical Study relating to the Product by Dr. Reddy’s, whatever occurs earlier, the Parties shall enter into a pharmacovigilance agreement setting forth the pharmacovigilance procedures for the Parties with respect to the Product, such as Safety Data sharing, adverse events reporting, and safety signal and risk management (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall be amended by the Parties from time to time as necessary to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities. The procedures set out in the Pharmacovigilance Agreement shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under, Applicable Laws (including, to the extent applicable, those obligations contained in ICH guidelines) to monitor patients’ safety. Immutep has established, and shall continue to hold (either itself or through a vendor engaged by Immutep or through its Licensee) the global safety database for the Product, and shall maintain such global safety database for so long as such Product is under Development or Commercialization by the Parties. Immutep shall bear the costs associated with maintaining such database and preparing such reports for the Immutep Territory. Dr. Reddy’s shall maintain its own safety database for the Product in the Dr. Reddy’s Territory and shall ensure that Immutep is able to access the data from such Dr. Reddy’s Territory specific safety database in order to meet legal and regulatory obligations. Dr. Reddy’s shall provide all Safety Data, including adverse event reports, in such database to Immutep upon request and in accordance with this Section 4.10 and the Pharmacovigilance Agreement. Dr. Reddy’s shall bear the costs associated with maintaining such database for the Dr. Reddy’s Territory and preparing reports for the Dr. Reddy’s Territory. Immutep will take Commercially Reasonable Efforts to ensure that each Party is able to access the data from the global safety database (in the form of regular reports) to the extent reasonably necessary to meet legal and regulatory obligations. The JSC shall establish a safety subcommittee, and all Safety Data, including adverse event reports, shall be submitted to such safety subcommittee and Immutep promptly so that Immutep may update the global safety database accordingly. Such safety subcommittee shall coordinate with respect to any Safety Data reporting for the Product to the Regulatory Authorities in the Dr. Reddy’s Territory, but each Party shall be primarily responsible for reporting quality complaints, adverse events, and Safety Data related to the Product to any necessary Regulatory Authorities in such Party’s territory, and responding to safety issues and to all requests of Regulatory Authorities related to the Product under any BLA or Regulatory Approval for the Product held by such Party and filed with such Regulatory Authorities, in each case at its own cost. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees, and sublicensees to comply with such obligations.

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4.11 No Harmful Actions. If a Party reasonably believes that the other Party is taking or intends to take any action with respect to the Product that could reasonably be expected to have a material adverse impact upon the regulatory status of such Product in such Party’s territory, then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

4.12 Notification of Threatened Action. Each Party shall notify the other Party within twenty-four (24) hours of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may adversely affect the safety or efficacy claims of the Product or the continued Development or Commercialization of the Product. Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.13 Recalls. In the event that a recall, withdrawal, or correction (including the dissemination of relevant information) of the Product in a Party’s territory is required by a Regulatory Authority of competent jurisdiction, or if any Regulatory Authority requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in a Party’s territory, or if a recall, withdrawal, or correction of the Product in its territory is deemed advisable by such Party in its sole discretion, such Party shall so notify the other Party as soon as is practicable, and if permitted by Applicable Law, no later than forty-eight (48) hours in advance of the earlier of (a) initiation of a recall, withdrawal, or correction, or (b) the submission of plans for such an action to a Regulatory Authority, or such shorter deadline as required under Applicable Law or the competent Regulatory Authority. Any such recall, withdrawal, correction, or dissemination of information (e.g., “Dear Doctor” letter) shall be referred to herein as a “Recall”. Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party. Except as otherwise set forth in the Supply Agreement, all costs and expenses in connection with a Recall in a Party’s territory shall be paid by such Party, including the costs and expenses related to the dissemination of relevant information. Each Party shall handle exclusively the organization and implementation of all Recalls of Products in its territory.

5.	COMMERCIALIZATION

5.1 General. Subject to the terms and conditions of this Section 5, Dr. Reddy’s shall have the sole and exclusive responsibility, at its own expense, for all aspects of the Commercialization of the Product in the Field in the Dr. Reddy’s Territory, including (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and other payors regarding the price and reimbursement status of the Product, (c) marketing and promotion, (d) booking sales and distribution and performance of related services, (e) handling all aspects of order processing, invoicing and collection, inventory and receivables, (f) providing customer support, including handling medical queries, and performing other related functions, and (g) conforming its practices and procedures to Applicable Laws relating to the promotion, sales and marketing, access, and distribution of the Product in the Field in the Dr. Reddy’s Territory. Immutep agrees to provide reasonable assistance to Dr. Reddy’s as and when reasonably requested by Dr. Reddy’s in support of Dr. Reddy’s marketing, promotion and other Commercialization activities towards the Product in the Dr. Reddy’s Territory to the extent permitted by Applicable Laws (e.g., by making available Immutep’s necessary and useful marketing, medical and branding materials and prior market research; facilitating reasonable access to Immutep’s US KOLs; participating in reasonable briefing meetings on the Product; and subsequent connects between functional leads at each side (regulatory, marketing, medical, in each case on a mutually agreed and pre-planned basis for knowledge and information sharing).

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5.2 Commercialization Plan. As soon as reasonably practicable, but no later than six (6) months after the first BLA submission in the Dr. Reddy’s Territory or as otherwise agreed by the Parties, Dr. Reddy’s shall prepare and present to the JSC a reasonably detailed plan for the Commercialization of the Product in the Field in the Dr. Reddy’s Territory (the “Commercialization Plan”). The Commercialization Plan shall include such information on a country-by-country basis for each of the Major Countries and on an overall basis for the Dr. Reddy’s Territory. The Commercialization Plan shall include [***]. Immutep shall provide Dr. Reddy’s with [***]. If such documents are generated by or on behalf of a Licensee of Immutep, Immutep shall use its best efforts to obtain from such Licensee the right to grant access to such documents to Dr. Reddy’s. Dr. Reddy’s shall update and amend the Commercialization Plan on an annual basis and present such updates and any amendments to the JSC for review and discussion. Subject to the provisions of this Agreement and the terms of the Commercialization Plan, Dr. Reddy’s shall have full control and authority with respect to the day-to-day Commercialization of the Product and implementation of the Commercialization Plan. If Immutep, acting in good faith, believes that any Commercialization activity by Dr. Reddy’s in the Dr. Reddy’s Territory presents a substantial risk of materially and adversely affecting the Development, manufacture or Commercialization of the Compound or Product in the Immutep Territory, then, upon the request of Immutep, the Parties, through the JSC, will discuss in good faith the issue and measures to mitigate the likelihood of such risk.

5.3 Diligence.

(a) General. During the Term, Dr. Reddy’s shall use Commercially Reasonable Efforts to Commercialize the Product for each and every Indication that has received Regulatory Approval in the applicable country in the Dr. Reddy’s Territory.

(b) Product Launch. Dr. Reddy’s shall use Commercially Reasonable Efforts to launch the Product for each Indication that has received Regulatory Approval in the Dr. Reddy’s Territory as soon as reasonably possible following receipt of such Regulatory Approval. As applicable, Dr. Reddy’s shall use Commercially Reasonable Efforts to obtain all necessary Pricing and Reimbursement Approvals necessary to launch such Product as soon as reasonably possible following receipt of BLA Approval of such Product in any such country. Without limiting the generality of the foregoing, and subject to supply by Immutep of launch quantities of the Product as set out and in accordance with the terms of the Supply Agreement, Dr. Reddy’s shall use Commercially Reasonable Efforts to launch the Product within six (6) months after receiving Regulatory Approval of the Product in the applicable country in the Dr. Reddy’s Territory. Thereafter, Dr. Reddy’s shall utilize Commercially Reasonable Efforts in the ongoing support for the Product for each Indication that has received Regulatory Approval in the Dr. Reddy’s Territory.

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5.4 Commercial Updates. Dr. Reddy’s shall update the JSC on a quarterly basis regarding its Commercialization activities with respect to the Product in the Dr. Reddy’s Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Dr. Reddy’s and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Product in the Dr. Reddy’s Territory. Such updates shall include Dr. Reddy’s promotion and marketing activities, sales details, non-binding sales forecasts and non-binding purchase forecasts for at least the next two (2) years on a country-by-country basis, and Medical Affairs Activities. All such updates shall be deemed Dr. Reddy’s Confidential Information. Following execution of this Agreement and prior to the commercial launch of the Product in the Dr. Reddy’s Territory, the Parties shall ensure appropriate cross-functional engagement between their respective teams. This shall include, but not be limited to, structured interactions between medical affairs teams (medical-to-medical) of the Parties and between commercial teams of the Parties, including marketing and market access, for the purpose of strategic alignment, exchange of relevant information, and coordination of launch readiness activities, in each case, to the extent permitted by Applicable Law.

5.5 Right to Promote. Notwithstanding the foregoing, if Dr. Reddy’s elects not to launch or Commercialize the Product in any country(ies) in the Dr. Reddy’s Territory following receipt of Regulatory Approval of the Product in any such country(ies), Dr. Reddy’s shall notify Immutep of such election within six (6) months of Regulatory Approval and if Immutep reasonably determines it would be commercially viable for Immutep, on its own or through its Affiliate or another Third Party licensee, to launch the Product in any such country(ies), then Immutep shall have the right, but not the obligation, to terminate the license as to such country(ies) and Commercialize the Product in such country(ies), on its own or through its Affiliate or another Third Party licensee. In such event, the Parties will negotiate in good faith the terms of an amendment to this Agreement or side letter between the Parties to govern such Commercialization activities by Immutep, its Affiliate or a Third Party licensee, including provisions to mitigate any negative impact (e.g., parallel imports or impact of reference pricing) on Dr. Reddy’s sales of the Product in the Dr. Reddy’s Territory.

5.6 Coordination of Commercialization Activities.

(a) Generally. Dr. Reddy’s, through the JSC, shall update Immutep on Commercialization strategies for the Product (e.g., for branding and messaging, international congresses, advisory boards) in the Dr. Reddy’s Territory, and the Parties shall work together to align Dr. Reddy’s branding and messaging with Immutep’s global strategies and messaging.

(b) Pricing. Dr. Reddy’s shall keep Immutep timely informed on the status of any application for Pricing and Reimbursement Approval or material updates to an existing Pricing and Reimbursement Approval in the Dr. Reddy’s Territory, including any discussion with a Regulatory Authority with respect thereto. To the extent permitted by Applicable Law, the Parties will collaborate in good faith to mitigate any negative impacts on the Commercialization of the Product in the Dr. Reddy’s Territory and the Immutep Territory; provided that Dr. Reddy’s shall have the sole right and responsibility to determine the resale price of the Product to its customers in the Dr. Reddy’s Territory. Dr. Reddy’s and its Affiliates and Sublicensees will use Commercially Reasonable Efforts to establish an optimum price for maximizing Product Net Sales inside the Dr. Reddy’s Territory. Immutep shall ensure that a comprehensive list of countries of origin for the Product is maintained and made available to Dr. Reddy’s, including clear identification of the manufacturing source, particularly where the Product is manufactured. Furthermore, Immutep shall [***].

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(c) Promotional Materials. Dr. Reddy’s shall, at its own expense, prepare, develop, produce, or otherwise obtain and utilize sales, promotional, advertising, marketing, website, educational, and training materials for the Product (the “Promotional Materials”) to support its Commercialization activities in the Dr. Reddy’s Territory, and shall ensure that such Promotional Materials, as well as all information contained therein, are accurate and comply with all Applicable Laws and are consistent with any Regulatory Approvals obtained for the Product in the applicable jurisdiction in the Dr. Reddy’s Territory. At Immutep’s request, Dr. Reddy’s shall share samples of and updates to Promotional Materials with respect to the Commercialization of the Product with Immutep. At Dr. Reddy’s request, Immutep shall provide Dr. Reddy’s with samples of any Promotional Materials Controlled by Immutep or its Affiliates that are used for the Commercialization of the Product by Immutep in the Immutep Territory. If such Promotional Materials have been generated by or on behalf of a Licensee of Immutep, Immutep will use Commercially Reasonable Efforts to obtain from such Licensee the right to grant access to such Promotional Materials to Dr. Reddy’s. If and to the extent expressly permitted by Immutep, Dr. Reddy’s shall have the right (but for clarity, not the obligation) to modify or adapt such Promotional Materials for use in the Dr. Reddy’s Territory, subject to compliance with Applicable Laws and the applicable Regulatory Approvals.

5.7 Medical Affairs Activities. Dr. Reddy’s shall be responsible for Medical Affairs Activities in the Dr. Reddy’s Territory, provided, however, that Immutep may collaborate, at its own cost, in the execution of Medical Affairs Activities in the Dr. Reddy’s Territory in global support of the Product.

5.8 Diversion.

(a) Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its sublicensees not to actively promote or market the Product outside its own territory, nor distribute, import, or sell the Product in the other Party’s territory. Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to the Product for use directed primarily to customers or other buyers or users of such Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or sublicensees receives any order for the Product for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall promptly refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) the Product for use in the other Party’s territory.

(b) Without limiting the generality of the forgoing, either Party shall not sell the Product to a purchaser if such Party knows or has reason to believe that such purchaser intends to resell or otherwise distribute or provide (or has in the past resold or otherwise distributed or provided), or if the other Party informs the first Party that a purchaser has distributed or provided or intends to distribute or provide, such Product outside the relevant Party’s Territory. The Parties understand and agree that a breach of this Section 5.8(b) constitutes a material breach of this Agreement.

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5.9 Immutep shall use Commercially Reasonable Efforts to support any Expanded Access Program (EAP), NPP (Named Patient Program), CUP (Compassionate Use Program) or similar program implemented by Dr. Reddy’s. The terms and conditions relating thereto shall be defined in the Supply Agreement.

6.	MANUFACTURE AND SUPPLY

6.1 Manufacture and Supply. Within one hundred eighty (180) days after the Effective Date, the Parties shall negotiate and enter into a supply agreement for the manufacture and supply of the Product in drug product form (e.g., unlabeled bulk drug product) to Dr. Reddy’s (the “Supply Agreement”), and an appropriate quality technical agreement in accordance with Applicable Law, for use in accordance with the terms of this Agreement. The terms and conditions of the Supply Agreement shall be consistent with the relevant terms of any supply agreement between Immutep and its Third Party contract manufacturer with respect to the Product. All Product supplied by Immutep to Dr. Reddy’s for use for Commercialization purposes shall be supplied at [***] (“Supply Price”) (see Exhibit B) except for supplies related to Development activities which can be supplied at [***]. Immutep shall provide the Product to Dr. Reddy’s in the form of unlabeled vials, and Dr. Reddy’s shall be responsible for labeling, packaging and leafleting such Product in accordance with the terms and conditions of the Supply Agreement and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections. For a transitional period, Immutep shall be responsible for the final packaging and labeling of the Product for the Major Countries in the Dr. Reddy’s Territory, and shall support Dr. Reddy’s by supplying the finished Product for Major Countries or for any market where Dr. Reddy’s intends to procure a full batch, subject to mutual agreement on commercial terms and subject to the terms and conditions set out in the Supply Agreement. Dr. Reddy’s shall ensure that such packaging and labeling, as well as all information contained therein, are accurate and comply with all Applicable Laws and are consistent with the Regulatory Approvals obtained for the Product in the applicable jurisdiction in the Dr. Reddy’s Territory.

7.	FINANCIAL PROVISIONS

7.1 Upfront Payment. Within thirty (30) days of the Effective Date and receipt of an undisputed invoice, tax residence certificate, and no PE (Permanent Establishment) declaration, from Immutep, Dr. Reddy’s will make to Immutep a one-time upfront payment of twenty million U.S. dollars (US $20,000,000).

7.2 Regulatory Milestones.

(a) Regulatory Milestone Payments. Subject to the remainder of this Section 7.2, Dr. Reddy’s shall make to Immutep the one-time payments set forth in the table below upon the achievement of the applicable milestone event in any Dr. Reddy’s Territory for the Product.

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Regulatory Milestone	Milestone Payment (USD)

Upon enrolment completion of global Phase III TACTI-004 trial by December 2027	[***]

Upon receipt of U.S. FDA or equivalent regulatory authority clearance and initiation of global registrational Phase III clinical study for 1st line HNSCC	[***]

Initiation of registrational clinical study (for an Indication other than 1st line NSCLC or 1st line HNSCC, provided it is a non-orphan Indication)	[***]

Upon achieving Phase III TACTI-004 study positive outcome for 1st line NSCLC (topline data demonstrating a statistically significant improvement in one of the dual primary end points as defined in clinical protocol), enabling successful filing of BLA with US FDA	[***]

BLA Approval of 1st line NSCLC Indication by US FDA enabling commercial sale of the Product for this Indication	[***]

BLA Approval of 1st line NSCLC in India	[***]

CMED price approval for 1st line NSCLC in Brazil	[***]

PBS listing/approval for 1st line NSCLC in Australia	[***]

BLA Approval in South Korea for 1st line NSCLC	[***]

BLA Approval in 1st line HNSCC Indication by US FDA	[***]

BLA Approval in another cancer Indication (i.e., other than 1st line NSCLC and HNSCC) by US FDA (e.g., Urothelial Carcinoma)	[***]

BLA Approval of another cancer Indication (i.e., other than 1st line NSCLC, HNSCC and the third Indication) by US FDA (e.g., Soft Tissue Sarcoma)	[***]

Any additional major (non-orphan) additional Indication approval by US FDA (i.e., every additional Indication)	[***]

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(b) Notice and Payment. Dr. Reddy’s shall notify Immutep in writing within ten (10) days after the achievement of any milestone set forth in this Section 7.2 by Dr. Reddy’s or its Affiliates or Sublicensees (if such milestone is achieved in the Dr. Reddy’s Territory). Following the achievement of a milestone event, Immutep shall promptly issue an invoice for the corresponding milestone payment and Dr. Reddy’s [***] after receipt of such invoice from Immutep.

(c) Refund Mechanism linked to Futility Analysis. In the event that Immutep elects to discontinue or permanently terminate the Phase III TACTI-004 trial, as a result of unsatisfactory outcome of the pre-planned futility analysis, Immutep shall provide written notice to Dr. Reddy’s within ten (10) days of such election, and shall refund fifty percent (50%) of the upfront payment set out in Section 7.1 within ninety (90) days of such written notice.

7.3 Sales Milestones Payments.

(a) Dr. Reddy’s shall make to Immutep one-time payments set forth in the table below when the aggregated annual Net Sales of the Product in the Dr. Reddy’s Territory in any Calendar Year (“Annual Net Sales”) first reach the values indicated in the table below. For clarity, each payment in this Section 7.3 shall be payable once only upon first achievement of the applicable milestone event, regardless of the number of times such milestone is subsequently achieved.

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Commercial Milestone	Milestone Payment (USD)

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

(b) Notice and Payment. As part of the report set forth in Section 8.1, Dr. Reddy’s shall provide written notice to Immutep if the aggregated Annual Net Sales of the Product in the Dr. Reddy’s Territory in any Calendar Year first reach any of the thresholds set forth in Section 7.3(a) above. Following such notice, Immutep shall promptly issue an invoice for the corresponding milestone payment and Dr. Reddy’s shall make such milestone payment within sixty (60) days after receipt of such invoice from Immutep.

7.4 Royalty Payments.

(a) Royalty Rate. During the Commercialization Term for the Dr. Reddy’s Territory, Dr. Reddy’s will pay Immutep royalties on Net Sales of the Product at the following rates:

Annual Net Sales of the Product in the Dr. Reddy’s Territory in a Calendar Year (USD)	Royalty Rate

[***]	[***]

[***]	[***]

[***]	[***]

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(b) Royalty Reductions.

(i) Third Party Royalties. Subject to Section 2.5, if it is necessary for Dr. Reddy’s to obtain a license from a Third Party under any Patent in a particular country in the Dr. Reddy’s Territory in order to sell the Product in such country and Dr. Reddy’s obtains such a license, Dr. Reddy’s may deduct from the royalty payment that would otherwise have been due pursuant to Section 7.4(a) with respect to Net Sales of such Product in such country in a particular Calendar Quarter an amount equal to [***] percent ([***]%) of the royalties/costs paid by Dr. Reddy’s to such Third Party pursuant to such license on account of the sale of such Product in such country during such Calendar Quarter.

(ii) Biosimilar Competition. On a country-by-country basis, if, following a bona fide commercial sale of one or more Biosimilar(s) of the Product in a country by a Third Party that is not a Sublicensee and did not purchase the Product in a chain of distribution that included any of Immutep, Dr. Reddy’s, or their respective Affiliates, licensees, or sublicensees (“Third Party Biosimilar(s)”), the average Net Sales of the Product over four (4) Calendar Quarters decrease by the below percentages, then the royalty rate set forth in Section 7.4(a) with respect to sales of the Product in such country during such portion of the Commercialization Term shall be reduced by the percentage set out below:

% Reduction of Net Sales over four Calendar Quarters	% Reduction in Royalty Rate

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

It is agreed between the Parties that in case of entry of such Third Party Biosimilar, or due to any other reason if the Product becomes commercially non-viable, the Parties will mutually discuss in good faith to find a commercially reasonable and economically viable solution to restore market competitiveness of the Product including but not limited to technology transfer and revision of economic terms (where reasonable) amongst others.

8.	PAYMENTS; RECORDS; AUDITS

8.1 Payment; Reports. Royalty payments due by Dr. Reddy’s to Immutep under Section 7.4 shall be calculated and reported for each Calendar Quarter following the First Commercial Sale of the Product in the Dr. Reddy’s Territory, with a true-up at the end of the Calendar Year based on the applicable royalty rate (depending on Annual Net Sales). All royalty payments due under Section 7.4 [***] after the end of the relevant Calendar Quarter for which royalties are due and shall be accompanied by a report setting forth, on a country-by-country basis, Net Sales of the Product by Dr. Reddy’s and its Affiliates and Sublicensees in the Dr. Reddy’s Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each country, the number of Products sold, the gross sales and Net Sales of Products, including the deductions from gross sales to arrive at Net Sales, the royalties payable, the method used to calculate the royalties, the exchange rates used, any adjustments to royalties in accordance with Section 7.4(b), and whether any sales milestone under Section 7.3 has been achieved. Within 30 days of the end of a Calendar Quarter, Dr. Reddy’s shall submit a single report for all Net Sales during a Calendar Quarter, including all of Dr. Reddy’s and its Affiliates’ and Sublicensees’ Net Sales, but shall separately identify the Net Sales and other information applicable to each entity. Within thirty (30) days after the end of a Calendar Year, Dr. Reddy’s shall submit a corresponding single report for annual Net Sales.

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8.2 Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All payments hereunder shall be payable in U.S. dollars. When conversion of Net Sales from any currency other than U.S. dollars is required, such conversion shall be at the exchange rate equal to the conversion rate for the U.S. dollar for the currency of the country in which the applicable Net Sales were made as published by the Wall Street Journal, Western U.S. Edition, averaged over the Calendar Quarter in which the applicable Net Sales were made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Immutep, unless otherwise specified in writing by Immutep.

8.3 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all corporation, income, capital gains, foreign, federal, state and local taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the upfront payments, milestone payments, royalty payments, and other payments made by Dr. Reddy’s to Immutep under this Agreement. To the extent that Dr. Reddy’s is required by Applicable Laws to deduct and withhold taxes on any payment to Immutep, Dr. Reddy’s shall withhold such taxes from the payment to Immutep and pay the amounts so withheld to the proper Governmental Authority in a timely manner and promptly transmit to Immutep an official tax certificate or other evidence of such payment sufficient to enable Immutep to claim such payment of taxes. Immutep shall provide Dr. Reddy’s any tax forms that may be reasonably necessary in order for Dr. Reddy’s to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. Immutep shall use reasonable efforts to provide any such tax forms to Dr. Reddy’s in advance of the due date. More generally, each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c) Registration Duties. Dr. Reddy’s shall be solely responsible for any transfer, excise, conveyance, stamp, stamp duty, use, sales, ad valorem, recording, fees, or other similar taxes (including any related penalties, interest, or additions thereto) that may be imposed by any Governmental Authority on Dr. Reddy’s, in connection with this Agreement or the transactions contemplated hereby. Dr. Reddy’s shall file all tax returns, forms and documentation required in connection with such taxes in a timely manner, and shall pay all such taxes and related costs. Upon request, Dr. Reddy’s shall provide Immutep with reasonable evidence of payment of any such taxes.

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8.4 Records; Audit. Dr. Reddy’s shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit Immutep to confirm the achievement of Net Sales milestones and the amount of royalty and other payments payable under this Agreement. Dr. Reddy’s shall keep such books and records for at least five (5) years following the Calendar Year to which they pertain. Upon reasonable prior notice, such records may be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”) selected by Immutep and reasonably acceptable to Dr. Reddy’s for the sole purpose of verifying for Immutep the accuracy of the financial reports furnished by Dr. Reddy’s pursuant to this Agreement or of any payments made, or required to be made, pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Dr. Reddy’s by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits may occur no more often than once each Calendar Year and not more frequently than once with respect to records covering any specific period of time. Immutep shall only be entitled to audit the books and records from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made. The Auditor shall disclose to Immutep only whether the reports are correct or not, and the specific details concerning any discrepancies. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within thirty (30) days after the Auditor’s report. Immutep shall bear the full cost of such audit unless such audit reveals an underpayment by Dr. Reddy’s that resulted from a discrepancy in the financial report provided by Dr. Reddy’s for the audited period of more than five percent (5%), in which case Dr. Reddy’s shall fully reimburse Immutep for the costs for such audit. In case of overpayment to Immutep, Immutep shall, at Immutep’s election, reimburse Dr. Reddy’s the amounts overpaid by Dr. Reddy’s or settle them against any amount due or to be due by Dr. Reddy’s to Immutep pursuant to this Agreement.

8.5 Late Payments. In the event that any undisputed payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

9.	INTELLECTUAL PROPERTY

9.1 Ownership.

(a) Background Technology. As between the Parties, and except with respect to any Arising Technology, which is addressed in Section 9.1(b) (Arising Technology), (i) Immutep will retain all rights, title, and interest in and to any Patents, Know-How, and other intellectual property rights owned or Controlled by Immutep or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Immutep or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement, and (ii) Dr. Reddy’s will retain all rights, title, and interest in and to any Patents, Know-How, and other intellectual property rights owned or Controlled by Dr. Reddy’s or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Dr. Reddy’s or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement.

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(b) Arising Technology. As between the Parties, the Parties agree that:

(i) Dr. Reddy’s shall solely own all right, title and interest to any and all Know-How developed, created, conceived, or reduced to practice during the Term solely by or on behalf of Dr. Reddy’s or any of its Affiliates in the performance of activities under this Agreement or Sublicensee’s performance of activities under a sublicense, other than to the extent such Know-How relates to patentable inventions (“Arising Know-How”), and

(ii) Immutep shall solely own all right, title and interest in and to any and all Patents claiming any such Arising Know-How as well as any patentable inventions arising from such Arising Know-How (the “Arising Patents”).

Dr. Reddy’s will promptly disclose to Immutep all Arising Know-How, including copies of all documentation relating to such Arising Know-How. Dr. Reddy’s will promptly respond to all reasonable requests from Immutep for additional information relating to such disclosures or other similar documents. Dr Reddy’s hereby irrevocably assigns, transfers, and conveys to Immutep all right, title, and interest in and to all Arising Patents immediately upon their creation or conception. For the purposes of the foregoing, the determination of inventorship for such Inventions shall be made in accordance with Applicable Laws relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code).

9.2 Patent Prosecution and Maintenance.

(a) Immutep Patents and Arising Patents. Immutep shall have the sole right in the Dr. Reddy’s Territory, at its own expense, to prepare, file, prosecute, continue maintenance and registration (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) and otherwise control the prosecution of the Immutep Patents and Arising Patents worldwide, using counsel of its own choice. Immutep shall keep Dr. Reddy’s informed of material progress with regard to the preparation, filing, prosecution, and maintenance of the Immutep Patents and Arising Patents in the Dr. Reddy’s Territory, including content, timing, and jurisdiction of the filing of such Immutep Patents and Arising Patents in the Dr. Reddy’s Territory, and Immutep shall consult with, and consider in good faith the requests and suggestions of, Dr. Reddy’s with respect to strategies for filing, prosecuting, and defending, if any, the Immutep Patents and Arising Patents in the Dr. Reddy’s Territory. Immutep will notify Dr. Reddy’s of any decision not to file for, prosecute or maintain, or not to continue to pay the expenses of prosecution or maintenance of any Immutep Patents or Arising Patents in any country in Dr. Reddy’s Territory. Immutep will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Immutep Patent or Arising Patent. In such event, Dr. Reddy’s shall have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such Immutep Patent or Arising Patent in such country in the Dr. Reddy’s Territory, at its sole expense; provided that Dr. Reddy’s shall not have such right if Immutep provides Dr. Reddy with a bona fide strategic reason, based on input from its patent counsel, for its decision to abandon such Immutep Patent or Arising Patent.

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(b) Cooperation. Dr. Reddy’s agrees to cooperate fully with Immutep in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under this Section 9.2 and in the obtaining and maintenance of any Patent term extensions and supplementary protection certificates and their equivalents. Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable Immutep to apply for and to prosecute patent applications in any country as permitted by this Section 9.2; and (ii) promptly informing Immutep of any matters coming to Dr. Reddy’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application or the obtaining of any patent term extensions or supplementary protection certificates or their equivalents.

9.3 Patent Enforcement.

(a) Notice. Each Party shall notify the other within fifteen (15) days after becoming aware of any alleged or threatened infringement by a Third Party of any of the Immutep Patents or Arising Patents in the Field in the Dr. Reddy’s Territory, which infringement adversely affects or is reasonably expected to adversely affect the Product, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any of the Immutep Patents (collectively, “Product Infringement”).

(b) Enforcement Right. Immutep shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate. If Immutep (i) decides not to bring such legal action against a Product Infringement (the decision of which Immutep shall inform Dr. Reddy’s promptly) or (ii) Immutep otherwise fails to bring such legal action against a Product Infringement within one hundred twenty (120) days after first becoming aware of such Product Infringement, Dr. Reddy’s shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts to the extent legally permitted, and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court or administrative body. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. In the event either Party initiates or becomes involved in any enforcement action, litigation, or administrative proceeding relating to the infringement or misappropriation of patents licensed or referenced under this Agreement, such Party shall consult with the other Party prior to entering into any settlement, consent decree, or other resolution of such action. Specifically, Immutep shall not settle or otherwise resolve any such enforcement action in a manner that would impose obligations on Dr. Reddy’s, limit or restrict Dr. Reddy’s rights under this Agreement, or affect the commercialization, distribution, or use of products within the territory of Dr. Reddy’s without obtaining Dr. Reddy’s prior written consent. Dr. Reddy’s shall have the right to approve or reject any proposed settlement that materially impacts its territory, rights, or obligations under this Agreement. The Parties agree to cooperate in good faith and share relevant information during the course of any enforcement action, and acknowledge that such communications are subject to a common legal interest and protected under applicable privileges, including attorney-client and work product doctrines.

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(d) Expense and Recovery.

(i) Except as set forth in subsection (ii) below, the enforcing Party shall be solely responsible for any cost and expenses incurred by such Party as a result of such enforcement action. If such Party recovers monetary damages in such enforcement action, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the enforcing Party in such enforcement action, second to the reimbursement of any expenses incurred by the other Party in such enforcement action, and any remaining amounts shall be retained by the enforcing Party that brought and controlled the enforcement action, provided however, where Dr. Reddy’s is the enforcing Party that brought and controlled such action, the remaining amounts shall be treated as Net Sales, and shall be subject to the payment of royalties to Immutep as provided pursuant to this Agreement. If Dr. Reddy’s is the enforcing Party and monetary damages are not awarded, the expenses incurred shall be deducted from Net Sales.

(ii) Notwithstanding the foregoing, if Immutep is the enforcing Party against a Product Infringement in the Dr. Reddy’s Territory, Dr. Reddy’s shall have the option to share [***] of the cost and expense incurred by Immutep in such enforcement action, which option Dr. Reddy’s may exercise by providing written notice to Immutep within thirty (30) days after receiving a notice from Immutep that it has determined to bring such action. If Dr. Reddy’s exercises such option, then (A) Dr. Reddy’s shall reimburse Immutep for [***] of all costs and expenses incurred by Immutep in such enforcement action within thirty (30) days after the date of invoice for such documented costs and expenses provided by Immutep; and (B) if Immutep recovers any monetary damages in such enforcement action, such recovery shall be allocated first to the reimbursement of expenses incurred by the Parties’ in subsection (A), and any remaining amounts shall be allocated [***] to Immutep and [***] to Dr. Reddy’s, provided, however, that the [***] portion allocated to Dr. Reddy’s shall be treated as Net Sales, and shall be subject to the payment of royalties to Immutep as provided pursuant to this Agreement.

9.4 Infringement of Third Party Rights. If the Product used or sold by Dr. Reddy’s, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any intellectual property rights in a jurisdiction within the Dr. Reddy’s Territory, Dr. Reddy’s shall promptly notify Immutep and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. If any third party asserts a claim or initiates legal proceedings alleging that the use, manufacture, sale, or distribution of any product, service, or technology under this Agreement infringes its intellectual property rights, the Parties shall promptly notify each other and cooperate in good faith to respond to such claims. Such cooperation may include exchanging relevant documents and information, coordinating legal strategy and defense, participating in joint discussions with legal counsel and any other necessary actions, tasks etc. To facilitate this cooperation, the Parties acknowledge that they share a common legal interest in defending against such third-party claims and agree that all communications, materials, and strategies exchanged in connection with such matters shall be treated as confidential and protected under the common interest doctrine and any applicable privileges, including attorney-client and work product privileges. Absent any agreement to the contrary, and subject to claims for indemnification under Section 11, each Party may defend itself from any such Third Party claim at its own cost and expense, provided, however, that the right of Dr. Reddy’s to assert a counterclaim of infringement of any Immutep Patents or Arising Patents shall be subject to the provisions of Section 9.3. Neither Party shall settle or compromise any third-party IP claim in a manner that adversely affects the other Party’s rights or obligations under this Agreement without prior written consent. Each Party shall bear its own costs unless otherwise agreed in writing.

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9.5 Patents Licensed From Third Parties. Each Party’s rights under this Section 9 with respect to the prosecution and enforcement of any Immutep Patent shall be subject to the rights (a) retained by any upstream licensor to prosecute and enforce such Patent, if such Patent is subject to an upstream license agreement; and (b) granted to any Third Party prior to such Patent becoming subject to the license grant under this Agreement.

9.6 Trademarks.

(a) Product Trademarks. Dr. Reddy’s shall have the right, but not obligation to use the Product Trademarks Controlled by Immutep for the Commercialization of the Product in the Field in the Dr. Reddy’s Territory at no additional cost to Dr. Reddy’s (the “Immutep Product Marks”); provided, however, that if any Product Mark is not filed or approved for use in a country in the Dr. Reddy’s Territory, Dr. Reddy’s shall be responsible for identifying a trademark for the Product for use in such country (“Dr. Reddy’s Product Marks”). If a Licensee of Immutep Controls the Product Trademarks for the Product, Immutep will use Commercially Reasonable Efforts to obtain a license from such Licensee to such Product Trademarks for the use of such Product Trademarks by Dr. Reddy’s for the Commercialization of the Product in the Dr. Reddy’s Territory at no additional cost to Dr. Reddy’s. In the event Dr. Reddy’s requests Immutep seek approval of a Immutep Product Mark in a country in the Dr. Reddy’s Territory, Immutep may pursue or not pursue such approval in its sole discretion; provided, however, any costs associated with seeking such approval (if any), registration, maintenance, defense and enforcement shall be reimbursed to Immutep by Dr. Reddy’s upon demand. Immutep shall own all Immutep Product Marks and Dr. Reddy’s shall own all Dr. Reddy’s Product Marks. Each Party shall be responsible for the registration, maintenance, defense and enforcement of its respective Product Marks at its own cost and using counsel of its own choice. Immutep shall keep Dr. Reddy’s informed of material progress with regard to the registration, prosecution, maintenance, and defense, if any, of any Immutep Product Marks in the Dr. Reddy’s Territory, including content, timing, and jurisdiction of the filing of such Immutep Product Marks in the Dr. Reddy’s Territory.

(b) Trademark License. Dr. Reddy’s shall use the Immutep Product Marks and Dr. Reddy’s Product Marks to Commercialize the Product in the Field in the Dr. Reddy’s Territory. In addition, unless prohibited by Applicable Laws in any country of the Dr. Reddy’s Territory, upon the request of Immutep, Immutep’s corporate trademark shall be included on the packaging and product information of the Product sold in the Field in the Dr. Reddy’s Territory to indicate that the Product is licensed from Immutep. For this purpose, Immutep will grant to Dr. Reddy’s a limited, royalty-free license to use Immutep’s corporate trademark and the Immutep Product Marks solely in connection with the Commercialization of the Product in the Field in the Dr. Reddy’s Territory under this Agreement. All use of the Immutep Product Marks and Immutep’s corporate trademark shall comply with Applicable Laws and shall be subject to Immutep’s review and approval. For clarity, Dr. Reddy’s may also include its (or its Affiliate’s or Sublicensee’s, as applicable) corporate trademarks and logo in the Product sold in the Dr. Reddy’s Territory. Notwithstanding the foregoing, Dr. Reddy’s shall be permitted to use the Immutep Product Marks and Immutep’s corporate trademark in Dr. Reddy’s corporate presentations and other investor relations materials for the purposes of identifying Immutep as Dr. Reddy’s licensor, provided that Immutep has a right to first review and approve such materials. When using the Immutep Product Trademarks, Immutep corporate trademarks or Promotional Materials Controlled by Immutep, Dr. Reddy’s shall comply with the branding requirements and guidelines provided to Dr. Reddy’s by Immutep.

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10.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the license granted by it under this Agreement.

10.2 Mutual Covenants.

(a) Debarment. Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(b) Compliance. Each Party covenants as follows:

(i) In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

(ii) Each Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, such Party (and such Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and such Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

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(iii) Each Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not violate or cause the violation of the FCPA, Export Control Laws, or any other Applicable Laws.

(iv) Each Party shall promptly notify the other Party if such Party has any information or reasonable suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the Commercialization of the Product.

(v) Each Party shall have the right to suspend or terminate this Agreement in its entirety upon a credible finding that the other Party, its Affiliates, or its Sublicensees, in connection with performance of its obligations under this Agreement, has engaged in chronic or material violations of the FCPA.

(vi) Each Party shall comply with all applicable data protection laws and regulations in relation to any personal data processed by it under or in connection with the execution and management of this Agreement, including to the extent applicable, the EU General Data Protection Regulation (2016/679) (“GDPR”) and/or, as applicable, the Swiss Federal Data Protection Act (“FDPA”), if applicable.

10.3 Additional Immutep Representations, Warranties, and Covenants. Immutep represents, warrants, and covenants, as applicable, to Dr. Reddy’s that, as of the Effective Date:

(a) Exhibit C lists all Immutep Patents in the Dr. Reddy’s Territory that claim the composition of matter or method of use or manufacture of the Compound and such Patents have been filed, prosecuted, and maintained in a manner consistent with Immutep’s standard practice, and in each applicable jurisdiction in which such Patent has been filed no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

(b) All inventors of Inventions claimed in the Immutep Patents listed on Exhibit C have assigned (or are obliged to assign) their entire right, title, and interest in and to such inventions to Immutep and the inventors listed are correct and there are no claims or assertions in writing received by Immutep regarding the inventorship of such Patent alleging that additional or alternative inventors ought to be listed;

(c) Immutep has the right to grant all rights and licenses it purports to grant to Dr. Reddy’s with respect to the Immutep Technology and the Immutep Product Marks under this Agreement;

(d) Immutep has not granted any liens or security interests on the Immutep Technology in the Dr. Reddy’s Territory;

(e) Immutep has not received any written notice from a Third Party that the Commercialization of the Product prior to the Effective Date has infringed any Patents of any Third Party;

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(f) Immutep has not and will not during the Term, grant to any Third Party any right under the Immutep Technology that would conflict with the rights granted to Dr. Reddy’s hereunder;

(g) no claim or action has been brought or, to Immutep’s knowledge, threatened in writing, by any Third Party alleging that the Immutep Patents are invalid or unenforceable, and no Immutep Patent is the subject of any interference, opposition, cancellation, or other protest proceeding;

(h) to Immutep’s knowledge, no Third Party is infringing or misappropriating or has materially infringed or misappropriated the Immutep Patents in the Dr. Reddy’s Territory;

(i) to Immutep’s knowledge, it has disclosed to Dr. Reddy’s the clinical and non-clinical data in Immutep’s Control that Immutep reasonably considers is material to the evaluation of the safety, efficacy, manufacturing process, and commercial viability and prospects of the Product in the Dr. Reddy’s Territory (including such matters as proprietary position, patent and regulatory exclusivity, regulatory status, market potential, competitive market conditions etc.);

(j) it has and shall continue to have, or shall procure, for the benefit of Dr. Reddys, the right of reference in accordance with Section 4.8; and

(k) to Immutep’s knowledge, no license from a Third Party under any Patent or Know-How in a particular country in the Dr. Reddy’s Territory is required in order to use, sell, offer for sale, or import the Product in such country.

10.4 Additional Dr. Reddy’s Representations, Warranties, and Covenants. Dr. Reddy’s represents, warrants, and covenants, as applicable, to Immutep that, as of the Effective Date:

(a) neither Dr. Reddy’s nor any of its Affiliates will permit, or allow to be levied, any lien, encumbrance, charge, mortgage, liability, or security interest on any Immutep Technology without Immutep’s prior written consent;

(b) neither Dr. Reddy’s nor any of its Affiliates will enter into any agreement that would prevent Dr. Reddy’s from granting the rights granted to Immutep under this Agreement or performing Dr. Reddy’s’ obligations under the Agreement; and

(c) neither Dr. Reddy’s nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, in each case, in a manner that conflicts with or adversely affects the rights and licenses granted to Immutep hereunder.

10.5 [***].

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10.6 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, (a) neither Party represents or warrants that any Data obtained from conducting clinical trials in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.

11.	INDEMNIFICATION

11.1 Indemnification by Immutep. Immutep hereby agrees to defend, indemnify, and hold harmless Dr. Reddy’s and its Affiliates and their respective directors, officers, employees, and agents (each, a “Dr. Reddy’s Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) incurred by any Dr. Reddy’s Indemnitee as a result of any claim, demand, action, or other proceeding by any Third Party against any Dr. Reddy’s Indemnitee to the extent such Losses arise out of or are caused by: (a) the Development, use, handling, storage, Commercialization, or other disposition of the Compound or Product by Immutep or its Affiliates or licensees or the contractors of any of them (excluding any activities or omissions by or on behalf of Dr. Reddy’s or its Affiliates or Sublicensees), (b) the negligence or willful misconduct of any Immutep Indemnitee, (c) the breach by Immutep of any warranty, representation, covenant, or agreement made by Immutep in this Agreement, or (d) any defect in the manufacturing of the Compound or Product caused by Immutep or its contractors; except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Section 11.2 for which Dr. Reddy’s is obligated to indemnify any Immutep Indemnitee(s) under Section 11.2.

11.2 Indemnification by Dr. Reddy’s. Dr. Reddy’s hereby agrees to defend, indemnify, and hold harmless Immutep, its Affiliates, and licensees and their respective directors, officers, employees, and agents (each, a “Immutep Indemnitee”) from and against any and all Losses incurred by any Immutep Indemnitee as a result of any claim, demand, action, or other proceeding by any Third Party against any Immutep Indemnitee to the extent such Losses arise out of or are caused by: (a) the Development, use, handling, storage, labeling, packaging, Commercialization, or other disposition of the Compound or Product by or on behalf of Dr. Reddy’s or its Affiliates or Sublicensees or the contractor of any of them (excluding any activities by or on behalf of Immutep or its Affiliates or licensees), (b) the negligence or willful misconduct of any Dr. Reddy’s Indemnitee, (c) the breach by Dr. Reddy’s of any warranty, representation, covenant, or agreement made by Dr. Reddy’s in this Agreement or (d) any failure of the Compound or Product to conform to Applicable Laws and/or the applicable Regulatory Approval caused, directly or indirectly, by or on the behalf of Dr. Reddy’s or its Affiliates or Sublicensees or the contractor of any of them; except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Section 11.1 for which Immutep is obligated to indemnify any Dr. Reddy’s Indemnitee(s) under Section 11.1.

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11.3 Procedure. A party that intends to claim indemnification under this Section 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action, or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Section 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice. The indemnity arrangement in this Section 11 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed. In no event shall the Indemnitor settle or abate any Claim in a manner that would diminish the rights or interests of the Indemnitee, admit any liability, fault, or guilt by the Indemnitee, or obligate the Indemnitor to make any payment, take any action, or refrain from taking any action, in each case without the prior written approval of the Indemnitee. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

11.4 Insurance. Each Party, at its own expense, for a period until three (3) years after expiration or termination of this Agreement, shall maintain commercial general liability insurance, including product liability and other appropriate insurance (e.g., bodily injury, property damage and personal injury coverage) (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term, at a minimum equivalent to five million dollars ($5,000,000) for any one claim or in the aggregate. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. In the event of use by either Party of subcontractors, sublicensees, or any Third Party in the performance of such Party’s obligations under this Agreement, such Party shall ensure that its subcontractor, sublicensee, or Third Party has a proper and adequate general liability insurance to cover its risks with respect to the other Party for damages mentioned above.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 11.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 OR DAMAGES AVAILABLE AS A RESULT OF A BREACH OF A PARTY’S EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.1 OR CONFIDENTIALITY OBLIGATIONS UNDER SECTION 12.

12.	CONFIDENTIALITY

12.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Section 12, shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

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12.2 Exceptions. The obligations of confidentiality and restriction on use under Section 12.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is disclosed to the receiving Party without restriction by a Third Party who to the knowledge of the receiving Party has no obligation of confidentiality or limitations on use with respect thereto; or (d) is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party.

12.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, and maintaining Patents as permitted by this Agreement;

(b) preparing, submitting, and maintaining Regulatory Filings for the Product that such Party has a license or right to Commercialize under this Agreement in a given country or jurisdiction;

(c) prosecuting and defending litigation as permitted by this Agreement;

(d) complying with applicable court orders and governmental regulations, including regulations promulgated by securities exchanges;

(e) disclosure to its and its Affiliates’ employees, consultants, contractors, and agents and to its licensees and sublicensees, in each case on a need-to-know basis in connection with the Commercialization of the Product in accordance with the terms of this Agreement, and in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

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Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.3(c) or 12.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 12.3 shall remain Confidential Information (where practicable) and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Section 12.

12.4 Publicity; Public Disclosures. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay consent to such releases by more than seven (7) Business Days, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency or stock exchange as it determines, based on the advice of counsel, are reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC, Canadian Securities Administrators, or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines, based on the advice of counsel, is necessary under Applicable Laws. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of this Agreement which have already been publicly disclosed in accordance with this Section 12.4 (for the avoidance of doubt, Dr. Reddy’s shall not be required to obtain Immutep’s approval for new versions of corporate presentations or other investor relations materials where the content is substantively the same as previously approved by Immutep).

12.5 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Section 12 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information under this Agreement.

12.6 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 12. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 12.

13.	TERM AND TERMINATION

13.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Section 13 or by mutual written agreement of the Parties, shall continue until the expiration of the Commercialization Term (the “Term”). The Term may be extended by mutual agreement for a period to be negotiated by the Parties.

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13.2 Termination for Cause.

(a) Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice specifying the details of the breach of this Agreement to the other Party if such other Party materially breaches this Agreement (excluding any breach described in Section 13.2(d) in which case such provision shall govern) and has not cured such breach to the reasonable satisfaction of the other Party within sixty (60) days after notice of such breach from the non-breaching Party.

(b) Bankruptcy. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within sixty (60) days after the commencement thereof.

(c) Patent Challenge. Immutep shall have the right to terminate this Agreement immediately in its entirety upon written notice to Dr. Reddy’s if Dr. Reddy’s or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Immutep Patent.

(d) Lack of Diligence. In the event Dr. Reddy fails to use Commercially Reasonable Efforts to Develop or Commercialize the Product in any Major Country within Dr. Reddy’s Territory in accordance with Section 5.3, then (without limiting Immutep’s right to seek termination of the entire Agreement pursuant to Section 13.2(a), due to a material breach of this Agreement by Dr. Reddy) Immutep may terminate Dr. Reddy’s license rights under this Agreement with respect to such Product in such country within Dr. Reddy’s Territory upon written notice to Dr. Reddy, provided that Dr. Reddy will have a period of six (6) months following receipt of such notice to demonstrate to Immutep’s reasonable satisfaction that it has not failed to use Commercially Reasonable Efforts in accordance with Section 5.3.

13.3 Safety Reasons. Either Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of the Product is so unfavorable that it would be incompatible with the welfare of patients to Commercialize or to continue to Commercialize such Product. Prior to any such termination, the terminating Party shall (i) comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons and (ii) provide written notice of its intention to the other Party and engage in a good faith discussion to consider the circumstances and the correct course of action. The terminating Party shall document the decisions of such committees or members of management and the basis therefor and shall make such minutes and documentation available to the other Party promptly upon written request.

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13.4 Effects of Termination. Upon expiration or any termination of this Agreement by either Party, the following subsections (a)-(g) will apply. For clarity, during the pendency of any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(a) Licenses. All licenses granted by Immutep to Dr. Reddy’s will automatically terminate, including all sublicenses granted by Dr. Reddy’s to any Sublicensee, and revert to Immutep. Except in the event of termination by Dr. Reddy’s under Section 13.2(a) for an uncured material breach by Immutep, the rights and licenses granted by Dr. Reddy’s to Immutep shall survive in a perpetual and fully-paid-up basis following such termination and shall automatically become worldwide.

(b) Regulatory Materials; Data. Except in the event of termination by Dr. Reddy’s under Section 13.2(a) for an uncured material breach by Immutep, within thirty (30) days after the effective date of such termination, Dr. Reddy’s shall transfer and assign to Immutep, at no cost to Immutep, all Regulatory Filings and Regulatory Approvals for the Product, Data from all preclinical, non-clinical, and Clinical Studies of the Product conducted by or on behalf of Dr. Reddy’s, its Affiliates, or Sublicensees, all Development Data and all pharmacovigilance data (including all Safety Data) on the Product. In addition, at Immutep’s request, Dr. Reddy’s shall provide Immutep with reasonable assistance with any inquiries and correspondence with Regulatory Authorities regarding the Product in the Dr. Reddy’s Territory, such assistance shall be limited to a period of six (6) months after such termination.

(c) Wind-Down. Dr. Reddy’s shall, as directed by Immutep and agreed upon by Immutep and Dr. Reddy’s, said agreement not unreasonably withheld, (i) continue certain ongoing Development and Commercialization activities of Dr. Reddy’s and its Affiliates and Sublicensees with respect to the Product in the Dr. Reddy’s Territory for a period of up to twelve (12) months after the effective date of termination, as determined by Immutep, and (ii) handoff such Development and Commercialization activities to Immutep or its designee, on a timetable to be set by Immutep, not to exceed twelve (12) months after the effective date of termination, and in compliance with all Applicable Laws. During such wind-down period, Dr. Reddy’s shall continue to book sales and pay royalties to Immutep in accordance with Section 7.4. Except as necessary to conduct the foregoing activities as directed by Immutep, Dr. Reddy’s shall immediately discontinue its (and shall ensure that its Affiliates and Sublicensees immediately discontinue their) promotion, marketing, offering for sale, and servicing of the Product and its use of all Product Marks. In addition, Dr. Reddy’s shall immediately deliver to Immutep (at Dr. Reddy’s expense) all samples, demonstration equipment, sales materials, catalogs, and literature of Immutep in Dr. Reddy’s possession.

(d) Transition Assistance. Dr. Reddy’s shall use Commercially Reasonable Efforts to seek an orderly transition of the Development and Commercialization of the Product to Immutep or its designee. Except in the event of termination by Dr. Reddy’s under Section 13.2(a) for uncured material breach by Immutep, Dr. Reddy’s shall, at no cost to Immutep, provide reasonable consultation and assistance for a period of no more than ninety (90) days after the effective date of termination for the purpose of transferring or transitioning to Immutep all Dr. Reddy’s Data not already in Immutep’s possession.

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(e) Transition Assistance Under Termination for Cause by Immutep. If this Agreement is terminated by Immutep for cause under Section 13.2(a), 13.2(c) or 13.2(d), at Immutep’s request, all then-existing commercial arrangements exclusively relating to the Product that Dr. Reddy’s is able, using Commercially Reasonable Efforts, to transfer or transition to Immutep or its designee, in each case, to the extent reasonably necessary for Immutep to continue the Development and Commercialization of the Product in the Dr. Reddy’s Territory, shall be transferred or transitioned to Immutep. If any such contract between Dr. Reddy’s and a Third Party is not assignable to Immutep or its designee (whether by such contract’s terms or because such contract does not relate specifically to the Product) but is otherwise reasonably necessary for Immutep to continue the Development and Commercialization of the Product in the Dr. Reddy’s Territory, or if Dr. Reddy’s is performing such work for the Product itself (and thus there is no contract to assign), then Dr. Reddy’s shall reasonably cooperate with Immutep to negotiate for the continuation of such services for Immutep from such entity, or Dr. Reddy’s shall continue to perform such work for Immutep, as applicable, for a reasonable period (not to exceed twelve (12) months) after the effective date of termination at Immutep’s cost until Immutep establishes an alternate, validated source of such services.

(f) Remaining Inventories. Immutep shall have the right, at its discretion, to purchase from Dr. Reddy’s, at the Supply Price (Ex-Works), any or all of the inventory of the Product held by Dr. Reddy’s as of the date of termination. Immutep shall notify Dr. Reddy’s within sixty (60) days after the effective date of termination whether Immutep elects to exercise such right. Notwithstanding Sections 13.4(a)-(g) and subject to the payment of royalties on such sales in accordance with Section 7.4, Dr. Reddy’s shall have the right to sell off any inventory held by Dr. Reddy’s that is not purchased by Immutep.

(g) Trademarks. Except in the event of termination by Dr. Reddy’s under Section 13.2(a) for an uncured material breach by Immutep, Dr. Reddy’s shall transfer and assign to Immutep, at no cost to Immutep, all Dr. Reddy’s Product Marks. In the event of termination by Dr. Reddy’s under Section 13.2(a) for an uncured breach by Immutep, the Parties shall negotiate in good faith the transfer of applicable Dr. Reddy’s Product Marks to Immutep upon reimbursement by Immutep of the agreed costs between the Parties.

13.5 Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations. All Dr. Reddy’s Data and Regulatory Filings assigned to Immutep upon termination of this Agreement will be deemed Immutep’s Confidential Information and no longer Dr. Reddy’s Confidential Information.

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13.6 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Section 1 (Definitions), Section 8.4 (Records; Audit), Section 9 (Intellectual Property), Section 10.6 (Disclaimer), Section 11 (Indemnification), Section 11.4 (Insurance), Section 11.5 (Limitation of Liability), Section 12 (Confidentiality), Section 13.4 (Effects of Termination), Section 13.6 (Survival), Section 14 (Dispute Resolution), and Section 15 (General Provisions).

13.7 Exercise of Right to Terminate. All rights and obligations of a Party accrued prior to the effective date of a termination (including the rights to receive reimbursement for costs incurred prior to the effective date of such termination and payments accrued or due prior to the effective date of such termination) shall survive such termination.

13.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

14.	DISPUTE RESOLUTION

14.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14 to resolve any such dispute if and when it arises.

14.2 Executive Mediation. The Parties shall attempt to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of this Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Executive Officers (or their respective designees having the authority to settle such Disputed Matter). The Party wishing to pursue resolution of the Disputed Matter shall initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within twenty (20) days after such notice, the Executive Officers (or their respective designees) shall meet for attempted resolution by good faith negotiations. If the Executive Officers (or their respective designees) are unable to resolve such dispute within thirty (30) days after their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 14.3 below.

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14.3 Dispute Resolution.

(a) If the Parties are unable to resolve a Disputed Matter using the process described in Section 14.2, then a Party seeking further resolution of the Disputed Matter shall submit the Disputed Matter to resolution by final and binding arbitration. Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party. The seat and legal place of the arbitration shall be Singapore, and the arbitration shall be administered by the Singapore International Arbitration Centre (“SIAC”) pursuant to its Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 15.1. The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, within thirty (30) days after the institution of the arbitration proceedings, nominate an arbitrator, and such Party-nominated arbitrators will together, within thirty (30) days, select a third (3rd) arbitrator as the chairperson of the arbitration panel. Each arbitrator must have significant business or legal experience in the pharmaceutical business. If the two (2) Party-nominated arbitrators are unable to select a third (3rd) arbitrator within such thirty (30) day period, the third (3rd) arbitrator will be appointed in accordance with Rules. After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within thirty (30) days after the final arbitration hearing. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing Party is responsible for all or a portion of such arbitration and legal costs, and in such case the arbitral award will so provide. The arbitrators shall have no power to award damages precluded pursuant to Section 11.5. In no event shall the arbitrators assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party. The award shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

(b) Notwithstanding the foregoing, this Section 14.3 shall not apply to any dispute, controversy, or claim that concerns (i) the validity, enforceability, or infringement of a Patent, trademark, or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory. Disputes regarding the foregoing shall be brought in a court of competent jurisdiction in which such Patent or trademark or copyright was granted or arose, or in which such law or regulation applies, in each case as applicable.

14.4 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 14 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Disputed Matter in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 14.3, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

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15.	GENERAL PROVISIONS

15.1 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of Singapore without reference to its conflicts of law principles.

15.2 Entire Agreement; Modification. This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

15.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

15.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, this Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.5. Any assignment not in accordance with this Section 15.5 shall be null and void.

15.6 Change of Control. Each Party shall promptly notify the other in writing within ten (10) Business Days following any Change of Control. For purposes of this Agreement, “Change of Control” means (i) any merger, consolidation, or reorganization involving a Party, (ii) any sale or transfer of all or substantially all of a Party’s assets, or (iii) any acquisition of more than fifty percent (50%) of a Party’s voting securities by another entity.

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In the event that Immutep undergoes a Change of Control, Immutep shall provide Dr. Reddy’s with reasonable prior notice of such Change of Control, and shall ensure that the new controlling entity agrees in writing to be bound by all terms and conditions herein.

15.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

15.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 15.8. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt, (ii) if air mailed, five (5) days after the date of postmark, (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, or (iv) if sent by email, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.

If to Dr. Reddy’s, notices must be addressed to:

Dr. Reddy’s Laboratories Ltd

8-2-337, Road No. 3, Banjara Hills,

Hyderabad – 500034, Telangana

India

Attention: Abhayan Jawaharlal, Global General Counsel

Email: [***]

If to Immutep, notices must be addressed to:

Immutep Limited

Level 32, 264 George Street

Sydney

NSW 2000

AustraliaAttention: Deanne Miller, General Counsel

Email: [***]

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15.9 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, epidemic, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and uses reasonable efforts to overcome such event. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence together with an estimate of its expected duration and impact on the performance of such Party’s obligations under this Agreement. The Party affected by such force majeure event shall exercise reasonable commercial efforts to overcome it and mitigate or limit damages to the non-affected Party. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

15.10 Interpretation. The headings of sections contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Section shall include all Sections, subsections, and paragraphs in such Section, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. The abbreviation “MN” means million. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

15.11 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

IMMUTEP S.A.S.	DR. REDDY’S LABORATORIES S.A

By:	By:
Name: Marc Voigt	Name: Samim Ahmed Ranju
Title: President	Title: Head Legal and Compliance Europe

By:
Name: Sameer Natu
Title: Senior Finance Director

51.

List of Exhibits:

Exhibit A: The Compound and Product

Exhibit B: Cost of Goods

Exhibit C: Immutep Patents

EXHIBIT A

The Compound and Product

Description of the dosage form

Eftilagimod alfa (or IMP321) Product is presented as a liquid for subcutaneous injection and is injected without predilution. Each vial contains:

[***].

[***].

[***].

EXHIBIT B

Cost of Goods

[***].

[***].

EXHIBIT C

Patents and Applications

R&G Ref.	Immutep Ref.	Country Code	Country	Title	Status	Application No.	Filing Date	Grant number	Grant date

P/67043.AU01	650 AU	AU	Australia	Use of Recombinant LAG-3 or the Derivatives thereof for Eliciting Monocyte Immune Response	Granted	2008306576	03 October 2008	2008306576	29 January 2015

P/70761.AU01	670 AU	AU	Australia	Combined Preparations for the Treatment of Cancer or Infection	Granted	2016205983	08 January 2016	2016205983	10 February 2022

P/70761.AU03	670 AU D2	AU	Australia	Combined Preparations for the Treatment of Cancer or Infection	Pending	2024204196	08 January 2016

P/70761.BR01	670 BR	BR	Brazil	Combined Preparations for the Treatment of Cancer or Infection	Granted	1120170147424	08 January 2016	BR112017014742-4	16 July 2024

P/70761.BR02	670 BR D1	BR	Brazil	Combined Preparations for the Treatment of Cancer or Infection	Granted	1220240060086	08 January 2016	BR122024006008-6	15 October 2024

P/70761.IL01	670 IL	IL	Israel	Combined Preparations for the Treatment of Cancer or Infection	Pending	253243	08 January 2016

P/70761.IN01	670 IN	IN	India	Combined Preparations for the Treatment of Cancer or Infection	Granted	201717027033	08 January 2016	424852	13 March 2023

P/70761.KR01	670 KR	KR	Republic of Korea	Combined Preparations for the Treatment of Cancer or Infection	Granted	2017-7022072	08 January 2016	10-2704108	03 September 2024

P/70761.KR02	670 KR D1	KR	Republic of Korea	Combined Preparations for the Treatment of Cancer or Infection	Pending	2024-7025245	08 January 2016

P/70761.MX01	670 MX	MX	Mexico	Combined Preparations for the Treatment of Cancer or Infection	Granted	MX/A/17/009003	08 January 2016	378860	11 January 2021

P/70761.MX02	670 MX D1	MX	Mexico	Combined Preparations for the Treatment of Cancer or Infection	Granted	MX/A/21/000299	08 January 2016	387326	26 October 2021

P/70761.NZ01	670 NZ	NZ	New Zealand	Combined Preparations for the Treatment of Cancer or Infection	Granted	733726	08 January 2016	733726	01 April 2025

P/70761.NZ02	670 NZ D1	NZ	New Zealand	Combined Preparations for the Treatment of Cancer or Infection	Granted	771781	08 January 2016	771781	01 April 2025

P/70761.RU01	670 RU	RU	Russian Federation	Combined Preparations for the Treatment of Cancer or Infection	Granted	2017127000	08 January 2016	2777945	12 August 2022

P/70761.RU02	670 RU D1	RU	Russian Federation	Combined Preparations for the Treatment of Cancer or Infection	Pending	2022121403	08 January 2016

P/70762.AU01	660 AU	AU	Australia	Combined Preparations for the Treatment of Cancer	Granted	2014368420	19 December 2014	2014368420	20 June 2019

P/70762.KR02	660 KR D1	KR	Republic of Korea	Combined Preparations for the Treatment of Cancer	Granted	2022-7014127	19 December 2014	10-2441425	02 September 2022

P/70762.KR03	660 KR D2	KR	Republic of Korea	Combined Preparations for the Treatment of Cancer	Granted	2022-7025903	19 December 2014	10-2593917	20 October 2023

P/75009.AU01	800 AU	AU	Australia	Binding Assay	Granted	2017380353	18 December 2017	2017380353	16 February 2023

P/75009.BR01	800 BR	BR	Brazil	Binding Assay	Granted	1120190125205	18 December 2017	112019012520-5	26 September 2023

P/75009.BR02	800 BR D1	BR	Brazil	Binding Assay	Pending	1220230133293	18 December 2017

P/75009.IL01	800 IL	IL	Israel	Binding Assay	Granted	267318	18 December 2017	267318	02 July 2025

P/75009.IN01	800 IN	IN	India	Binding Assay	Granted	201917024710	18 December 2017	522784	11 March 2024

P/75009.KR01	800 KR	KR	Republic of Korea	Binding Assay	Granted	2019-7017597	18 December 2017	10-2453537	06 October 2022

P/75009.MX01	800 MX	MX	Mexico	Binding Assay	Granted	MX/A/19/007258	18 December 2017	414614	03 July 2024

P/75009.NZ01	800 NZ	NZ	New Zealand	Binding Assay	Granted	754691	18 December 2017	754691	02 September 2025

P/75009.RU01	800 RU	RU	Russian Federation	Binding Assay	Granted	2019122352	18 December 2017	2808150	24 November 2023

P/82091.AU01	661 AU	AU	Australia	Treatment of Cancer	Pending	2021280214	24 March 2021

P/82091.BR01	661 BR	BR	Brazil	Treatment of Cancer	Pending	1120220241798	24 March 2021

P/82091.IL01	661 IL	IL	Israel	Treatment of Cancer	Pending	298507	24 March 2021

P/82091.IN01	661 IN	IN	India	Treatment of Cancer	Pending	202217075660	24 March 2021

P/82091.KR01	661 KR	KR	Republic of Korea	Treatment of Cancer	Pending	2022-7046217	24 March 2021

P/82091.MX01	661 MX	MX	Mexico	Treatment of Cancer	Pending	MX/A/22/014909	24 March 2021

P/82091.NZ01	661 NZ	NZ	New Zealand	Treatment of Cancer	Pending	795823	24 March 2021

P/82091.RU01	661 RU (national filing)	RU	Russian Federation	Treatment of Cancer	Pending	2020131384	23 September 2020

P/82091.RU02	661 RU (national phase entry)	RU	Russian Federation	Treatment of Cancer	Pending	2022133553	24 March 2021

P/85090.AU01	662 AU	AU	Australia	Treatment of Cancer	Pending	2023219133	10 February 2023

P/85090.BR01	662 BR	BR	Brazil	Treatment of Cancer	Pending	1120240163229	10 February 2023

P/85090.IL01	662 IL	IL	Israel	Treatment of Cancer	Pending	314687	10 February 2023

P/85090.IN01	662 IN	IN	India	Treatment of Cancer	Pending	202417068162	10 February 2023

P/85090.KR01	662 KR	KR	Republic of Korea	Treatment of Cancer	Pending	2024-7030427	10 February 2023

P/85090.MX01	662 MX	MX	Mexico	Treatment of Cancer	Pending	MX/A/24/009818	10 February 2023

P/85090.NZ01	662 NZ	NZ	New Zealand	Treatment of Cancer	Pending	813949	10 February 2023

P/85090.RU01	662 RU	RU	Russian Federation	Treatment of Cancer	Pending	2024123537	10 February 2023

P/83855.AU01	671 AU	AU	Australia	Triple Combination Therapy	Pending	2022292126	20 June 2022

P/83855.BR01	671 BR	BR	Brazil	Triple Combination Therapy	Pending	1120230262500	20 June 2022

P/83855.IL01	671 IL	IL	Israel	Triple Combination Therapy	Pending	309240	20 June 2022

P/83855.IN01	671 IN	IN	India	Triple Combination Therapy	Pending	202317090349	20 June 2022

P/83855.KR01	671 KR	KR	Republic of Korea	Triple Combination Therapy	Pending	2024-7000815	20 June 2022

P/83855.MX01	671 MX	MX	Mexico	Triple Combination Therapy	Pending	MX/A/23/015330	20 June 2022

P/83855.NZ01	671 NZ	NZ	New Zealand	Triple Combination Therapy	Pending	806814	20 June 2022

P/83855.RU01	671 RU	RU	Russian Federation	Triple Combination Therapy	Pending	2023133401	20 June 2022

P/90147.WO01	672	PCT	Patent Cooperation Treaty	Treatment of Cancer	Pending	PCT/EP2025/062025	01 May 2025

P/91175.WO01	673	PCT	Patent Cooperation Treaty	Triple Combination Therapy	Pending	PCT/EP2025/082960	13 November 2025